Exhibit 2.1

Dated March 4, 2026

Agreement and Plan of Merger

among

Texas Mineral Resources Corp.

as Company,

USA Rare Earth, Inc.

as Parent,

Hamer Merger Sub, Inc.

as First Merger Sub,

and

Hamer Merger Sub, LLC

as Second Merger Sub

i

Exhibits

Exhibit A	Form of Certificate of Merger
Exhibit B	Surviving Corporation Certificate of Incorporation
Exhibit C	Form of Second Step Certificate of Merger
Exhibit D	Surviving Company Certificate of Formation

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of March 4, 2026, is by and among Texas Mineral Resources Corp., a Delaware corporation (the “Company”), USA Rare Earth, Inc., a Delaware corporation (“Parent”), Hamer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), and Hamer Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs” and each a “Merger Sub”). The Company, Parent and each of the Merger Subs are each referred to herein as a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the Merger Subs was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business, other than organizational matters, prior to the date hereof and has no, and prior to the Effective Time will conduct no business and will have no, assets, liabilities or obligations of any nature other than those incidental to its formation or incorporation, as applicable, or pursuant to this Agreement and the Mergers (as defined below);

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned Subsidiary of Parent, and each outstanding Company Share (other than Excluded Shares) shall be converted into the right to receive the Merger Consideration on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend that, as a second step in a single integrated transaction with the First Merger and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), that the Surviving Corporation (as defined below) be merged with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved this Agreement and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (the “Transactions”), including the Mergers, (c) resolved, on the terms and subject to the conditions set forth in this Agreement, to submit this Agreement to the Company’s stockholders for consideration at a meeting of Company’s stockholders and (d) resolved, on the terms and subject to the conditions set forth in this Agreement, to recommend that the holders of Company Shares adopt this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), the Board of Directors of First Merger Sub (the “First Merger Sub Board”), each have unanimously (a) determined that it is in the best interests of Parent and each Merger Sub, respectively, and declared it advisable, to enter into this Agreement and (b) approved this Agreement and the execution, delivery and performance of this Agreement by Parent and each Merger Sub, respectively, and the consummation by Parent and the Merger Subs, respectively, of the Transactions, including the Mergers; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition of, and inducement to, the willingness of Parent to enter into this Agreement, each member of the Company Board and each executive officer of the Company have entered into agreements to vote in favor of the Transactions with Parent (the “Voting and Support Agreements”);

WHEREAS, the Parties desire and intend that, for U.S. federal income tax purposes, the Mergers, taken together, will be treated as an integrated transaction, described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Intended Tax Treatment”); and

WHEREAS, the Company, Parent and each Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, IT IS AGREED: in consideration of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01 The Mergers.

(a) On the terms and subject to the satisfaction or waiver, as applicable, of the conditions set forth in this Agreement and in accordance with Section 251 the DGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company and the separate corporate existence of First Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the First Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all of its property, rights, privileges, immunities, powers, franchises and authority shall continue unaffected by the First Merger, except as set forth in Article II.

(b) As part of a single integrated plan, promptly following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware LLC Act, the Surviving Corporation shall be merged with and into Second Merger Sub and the separate corporate existence of the Surviving Corporation shall thereupon cease. Second Merger Sub shall be the surviving company in the Second Merger (the “Surviving Company”) and a wholly owned Subsidiary of Parent, and the separate corporate existence of Second Merger Sub with all of its property, rights, privileges, immunities, powers, franchises and authority shall continue unaffected by the Second Merger, except as set forth in Article II.

Section 1.02 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the First Merger (the “Closing”) shall be effected by the electronic exchange of signatures by electronic transmission or, if such exchange is not practicable, such Closing shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, NY 10020, at 10:00 A.M. (Eastern Time) on the fifth (5th) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the fulfillment or waiver of those conditions) is satisfied or waived by the Party entitled to the benefit thereof in accordance with this Agreement or at such other time, location or date as Parent and the Company shall mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.03 Effective Time.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company and Parent will cause a Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL, and make any other filings, recordings or publications required to be made by the Company or First Merger Sub under the DGCL. The First Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date or time as the Company and Parent shall agree in writing and such time shall be specified in the Certificate of Merger (the “Effective Time”).

(b) Promptly after the Effective Time, Second Merger Sub shall file a Certificate of Merger substantially in the form attached hereto as Exhibit C (the “Second Step Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the Delaware LLC Act, and make any other filings, recordings or publications required to be made by the Surviving Corporation or Second Merger Sub under the DGCL and Delaware LLC Act. The Second Merger shall become effective at the time when the Second Step Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date or time as the Company and Parent shall agree in writing and such time shall be specified in the Second Step Certificate of Merger (the “Second Effective Time”).

Section 1.04 Effect of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers, franchises and authority of the Company and First Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all of the property, rights, privileges, immunities, powers, franchises and authority of the of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Company and all debts, liabilities, and duties of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.

ARTICLE II

ORGANIZATIONAL DOCUMENTS
OF THE SURVIVING CORPORATION and the Surviving Company

Section 2.01 The Certificate of Incorporation of the Surviving Corporation; the Certificate of Formation of the Surviving Company.

(a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated in its entirety to read as set forth in Exhibit B (the “Charter”) (and shall, by virtue of the First Merger, and without any further action by Parent, the Company, or Merger Sub, be the certificate of incorporation of the Surviving Corporation from and after the Effective Time), until thereafter amended as provided therein or by applicable Law.

(b) The certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time shall, at the Second Effective Time, be amended and restated in its entirety to read as set forth in Exhibit D (the “Certificate of Formation”) (and shall, by virtue of the Second Merger, and without any further action by Parent, the Company, or Merger Subs, be the certificate of formation of the Surviving Company from and after the Second Effective Time), until thereafter amended as provided therein or by applicable Law.

Section 2.02 The Bylaws; Limited Liability Company Agreement.

(a) The Parties shall take all actions necessary so that the bylaws of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated in their entirety to be in the form of the bylaws of First Merger Sub in effect immediately prior to the Effective Time (the “Bylaws”).

(b) The Parties shall take all actions necessary so that the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall, at the Second Effective Time, be amended and restated in its entirety to be in the form of the limited liability company agreement of Second Merger Sub in effect immediately prior to the Second Effective Time (the “LLCA”), except that all references to Second Merger Sub’s name shall be replaced by references to “DyTb, LLC”, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS AND OFFICERS
OF THE SURVIVING CORPORATION and the surviving Company

Section 3.01 Directors. The Parties shall take all actions necessary so that the members of the First Merger Sub Board immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 3.02 Officers. The Parties shall take all actions necessary such that (a) the officers of First Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly appointed or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws; and (b) the officers of Second Merger Sub immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Surviving Company until their successors have been duly appointed or until their earlier death, resignation or removal in accordance with the Certificate of Formation and the LLCA.

ARTICLE IV

EFFECT OF THE MERGERs ON Securities;
EXCHANGE OF CERTIFICATES

Section 4.01 Effect on Securities. At the Effective Time, as a result of the First Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the Parties:

(a) Each share of the common stock, par value $0.01 per share, of the Company (each a “Company Share,” and collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares, Company Shares owned by Parent, any Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Company Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case, not held on behalf of third parties (each an “Excluded Share”)) shall be converted into, and become exchangeable for, the right to receive that portion of a validly issued, fully paid and nonassessable Parent Share equal to the Exchange Ratio (the “Merger Consideration”), subject in all events to Section 4.02(f). At the Effective Time, all of the Company Shares (other than Excluded Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each certificate (a “Certificate”) formerly representing any of the Company Shares, and each uncertificated Company Share represented by book entry (each, a “Book Entry Company Share”), other than in each case those representing Excluded Shares, shall thereafter represent only the right to receive, without interest, (A) the Merger Consideration and (B) the right, if any, to receive (1) pursuant to Section 4.02(f) cash in lieu of fractional Parent Shares into which such Company Shares have been converted pursuant to this Section 4.01(a) and (2) any distribution or dividend payable pursuant to Section 4.02(d) (if any).

(b) Each Company Share that is an Excluded Share shall be cancelled and shall cease to exist, with no consideration paid in exchange therefor.

(c) At the Effective Time, each share of common stock, par value $0.01 per share, of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares, collectively, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Subject to the terms and provisions of this Agreement, at the Second Effective Time, and by virtue of the Second Merger and without any action on the part of Parent, Merger Subs or the Company or any holder of securities of Parent, Merger Subs or the Company, each share of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled without any consideration therefor and each limited liability company interest of Second Merger Sub shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Company.

Section 4.02 Exchange of Company Shares.

(a) At or prior to the Effective Time, Parent shall enter into an agreement in form and substance reasonably acceptable to the Company with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the aggregate Merger Consideration in respect of the Company Shares in accordance with this Article IV. Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, to be held in trust for the benefit of the holders of Company Shares, (i) the number of Parent Shares equal to the aggregate Merger Consideration (excluding any consideration pursuant to Section 4.02(f)), (ii) any cash proceeds from the sale of fractional Parent Shares pursuant to Section 4.02(f), and (iii) as necessary from time to time after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the Parent Shares to be issued or to be paid pursuant to Section 4.02(d), in exchange for Company Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu thereof as provided in Section 4.02(h)) or Book Entry Company Shares pursuant to the provisions of this Article IV (such cash, certificates for Parent Shares and evidence of Book Entry Parent Shares, together with the amount of any dividends or other distributions payable pursuant to this Article IV with respect thereto, in the aggregate, the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature and shall not affect the amounts payable to holders of Company Shares. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.01(a) shall be promptly returned to Parent. The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Book Entry Company Shares and shall obtain no rights or interests in the shares represented thereby.

(b) As promptly as reasonably practicable after the Effective Time but in no event later than five (5) Business Days thereafter, Parent shall instruct the Exchange Agent to mail to each holder of record of Company Shares (other than Excluded Shares) that are evidenced by Certificates or Book Entry Company Shares not held through the Depository Trust Company (“DTC”) (i) a letter of transmittal which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Company Shares shall pass only upon delivery of the Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates as provided in Section 4.02(h)) or transfer of the Book Entry Company Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Company Shares) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates) or transferring the Book Entry Company Shares to the Exchange Agent in exchange for the Merger Consideration and any cash paid in lieu of fractional Parent Shares payable pursuant to Section 4.02(f) and any dividends or distributions, in each case, which the holder has the right to receive pursuant to Section 4.02(d). With respect to Book Entry Company Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date but in no event later than five (5) Business Days thereafter, upon surrender of Company Shares (other than Excluded Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, any cash in lieu of fractional Parent Shares pursuant to Section 4.02(f) and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement, including pursuant to Section 4.02(d).

(c) Procedures for Surrender.

(i) After the Effective Time, and (A) upon surrender to the Exchange Agent of Company Shares (other than Excluded Shares) that are Certificates, by physical surrender of such Certificates (or affidavit of lost, stolen or destroyed Certificate in lieu of a Certificate, as provided in Section 4.02(h)) in accordance with the terms of the letter of transmittal and accompanying instructions, (B) upon the transfer of Company Shares (other than Excluded Shares) that are Book Entry Company Shares not held through DTC, in accordance with the terms of the letter of transmittal and accompanying instructions (including the delivery of any other documents the Exchange Agent may reasonably require), or (C) upon the transfer of Company Shares (other than Excluded Shares) that are Book Entry Company Shares held through DTC, including by delivery of an “agent’s message,” in accordance with DTC’s customary procedures and such other procedures as agreed by Parent, the Exchange Agent and DTC, the holder of such Company Shares shall be entitled to receive in exchange therefor, and Parent and the Surviving Company shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable but in no event later than five (5) Business Days thereafter, (1) the number of Certificates of Parent Shares or Book Entry Parent Shares representing, in the aggregate, the whole number of shares that such holder has a right to receive pursuant to Section 4.01(a), (2) any dividends or other distributions payable pursuant to Section 4.02(d), and (3) any cash in lieu of fractional Parent Shares payable pursuant to Section 4.02(f), if applicable.

(ii) In the event of a transfer of ownership of Company Shares that are not registered in the transfer records of the Company, the Exchange Agent may make payment of the proper amount of Merger Consideration to such transferee if (A) in the case of Book Entry Company Shares, written instructions authorizing the transfer of the Book Entry Company Shares are presented to the Exchange Agent, (B) in the case of Certificates, the Certificates formerly representing such Company Shares are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause  (A), and Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any Parent Shares are to be delivered to a Person other than the holder in whose name any Company Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of Parent Shares to a Person other than the registered holder of any Company Shares, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

(iii) No interest shall be paid or accrue on any cash payable upon surrender of the Company Shares. Any Certificate that has been surrendered shall be voided and cancelled by the Exchange Agent.

(d) Distributions with Respect to Unexchanged Company Shares. All Parent Shares to be issued pursuant to the First Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by Parent in respect of Parent Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Shares constituting Merger Consideration issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Shares shall be paid to any holder of any unsurrendered Certificate or untransferred Book Entry Company Share until such Certificate (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificate as provided in Section 4.02(h)) or Book Entry Company Share is transferred for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificate as provided in Section 4.02(h)) or transfer of such Book Entry Company Share that has been converted into the right to receive the Merger Consideration, there shall be issued and/or paid to the holder of the certificates representing whole Parent Shares (or as applicable, Book Entry Parent Shares) issued in exchange therefor, without interest, (i) at the time of such surrender or transfer, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Shares (and not previously paid) and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Shares with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to surrender or transfer, as applicable.

(e) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. After the Effective Time, the holders of any Certificate or Book Entry Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificate or Book Entry Company Share is presented to the Surviving Company, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the aggregate Merger Consideration (and to the extent applicable, cash in lieu of fractional Parent Shares payable pursuant to Section 4.02(f) and/or any dividends or other distributions pursuant to Section 4.02(d)) to which the holder thereof is entitled pursuant to this Article IV.

(f) Fractional Company Shares. Notwithstanding any other provision of this Agreement, no fractional Parent Shares will be issued and any holder of Company Shares entitled to receive a fractional Parent Share (determined after aggregating all Company Shares with respect to such holder) but for this Section 4.02(f) shall be entitled to receive a cash payment in lieu thereof, without interest, that shall be calculated by the Exchange Agent and shall be an amount (rounded to the nearest cent) representing such holder’s proportionate interest in the cash proceeds (net of all commissions, transfer Taxes and other out-of-pocket costs and expenses of the Exchange Agent incurred in connection with such sales) from the aggregation and sale by the Exchange Agent of Parent Shares representing the fractional Parent Shares (rounded to the nearest whole share) that would otherwise be issued on behalf of all such holders that would otherwise be entitled to receive such fractional Parent Shares. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Shares. The Parties acknowledge that payment of such cash consideration in lieu of issuing fractional Parent Shares is not separately bargained-for consideration, but merely represents a mechanical rounding off in accordance with Section 155 of the DGCL for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Shares) that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall, subject to applicable Law, be delivered to Parent. Any holder of Company Shares (other than Excluded Shares) who has theretofore not complied with this Article IV shall thereafter look only to Parent or the Surviving Company for delivery of any Merger Consideration (and to the extent applicable, cash in lieu of fractional Parent Shares payable pursuant to Section 4.02(f) and/or any dividends or other distributions pursuant to Section 4.02(d)), payable and/or issuable pursuant to Section 4.02 upon due surrender of their Certificates (or affidavits of lost, stolen or destroyed Certificates in lieu of the Certificates as provided in Section 4.02(h)) or transfer of Book Entry Company Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Surviving Company, Parent, Merger Subs, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in a reasonable amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against Parent, the Exchange Agent or any of Parent’s Subsidiaries (including, the Surviving Corporation or the Surviving Company) with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration, and (to the extent applicable) any cash pursuant to Section 4.02(f) or unpaid dividends or other distributions pursuant to Section 4.02(d), that would have been payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(i) No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time or the limited liability company interests of the Surviving Company with a record date after the Second Effective Time will be paid to the holder of any unsurrendered Certificates or Book Entry Company Shares.

Section 4.03 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Company Shares pursuant to, and who complies in all respects with, all provisions of Section 262 of the DGCL (such shares, “Appraisal Shares” until such time as such Person fails to perfect, effectively withdraws, waives or otherwise loses such Person’s appraisal rights under the DGCL with respect to his or her Appraisal Shares, at which time such shares shall cease to be Appraisal Shares, as applicable) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 4.01(a), but rather the holders of Appraisal Shares shall be entitled in lieu thereof only to those rights provided to Persons holding Appraisal Shares under Section 262 of the DGCL, including the right to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares as determined in accordance with and to the extent provided thereby (it being understood and acknowledged that at the Effective Time, such Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the rights afforded by Section 262 of the DGCL); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL with respect to Appraisal Shares, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL with respect to any Company Shares, then the right of such holder to seek appraisal of such Company Shares shall cease and such Company Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest (and to the extent applicable, cash in lieu of fractional Parent Shares payable pursuant to Section 4.02(f) and/or any dividends or other distributions pursuant to Section 4.02(d)). Prior to the Effective Time, the Company shall give prompt notice, and in any event within two (2) Business Days of receipt, to Parent of any demands received by the Company for appraisal of any Company Shares and any withdrawals of such demands and of any other communications received by the Company pursuant to Section 262 of the DGCL, and Parent shall participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 4.04 Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Company Shares or securities convertible or exchangeable into or exercisable for Company Shares or the issued and outstanding Parent Shares or securities convertible or exchangeable into or exercisable for Parent Shares, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), split-up, combination, exchange of shares, readjustment, reorganization, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change and as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided that nothing in this Section 4.04 shall be construed to permit the Company or Parent to take any of the foregoing actions with respect to its securities to the extent otherwise prohibited by the terms of this Agreement.

Section 4.05 Termination of Company Stock Plan. On or prior to the date hereof, the Company, the Company Board, or the appropriate committees of the Company Board, as applicable, have adopted any resolutions and taken, or caused to be taken, any actions which are necessary or appropriate to terminate the Company Stock Plan.

Section 4.06 Withholdings. Notwithstanding anything in this Agreement to the contrary, each of the Company, Parent, Merger Subs, the Surviving Corporation, the Surviving Company, the Exchange Agent, and any other “withholding agent” under U.S. federal, state, local or foreign Tax Law, shall be entitled to deduct and withhold from such amounts payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of any such payments under any provision of any applicable Law, including the Code, the Treasury Regulations or any other provision of U.S. federal Tax Law, or under any provision of state, local or foreign Tax Law. Any amount deducted or withheld pursuant to this Section 4.06, and paid over to the appropriate Taxing Authority, shall be treated as having been paid to the Person in respect of which such deduction or withholding was made.

Section 4.07 Tax Treatment of the Mergers. For U.S. federal income tax purposes, the Mergers, taken together, are intended to qualify for the Intended Tax Treatment. The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations, (ii) agree to file and retain such information with respect to the Mergers as shall be required under Section 1.368-3 of the Treasury Regulations, and (iii) agree to file all Tax and other informational returns with respect to the Mergers on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the Parties acknowledge and agree that each such Party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Mergers are determined not to qualify for the Intended Tax Treatment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties of the Company. Except as set forth in the Company Reports publicly filed with the SEC on or after January 1, 2025, and no later than two (2) Business Days prior to the date of this Agreement (without giving effect to any amendment to any such Company Reports filed on or after the date that is two (2) Business Days prior to the date of this Agreement) (excluding, in each case, any disclosures set forth in any risk factor Section or in any other Section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) it being agreed that nothing disclosed in the Company Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(d)(ii), Section 5.01(j)(iv), Section 5.01(t) or, subject to Section 9.12, in the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Subs that:

(a) Organization, Good Standing and Qualification. The Company and each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company and each Subsidiary of the Company is qualified or licensed to do business and is in good standing to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not constitute a Company Material Adverse Effect. The Company has, at least two (2) Business Days prior to the execution of this Agreement, made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect. The Company and its Subsidiaries are not in breach, default, or violation of their respective certificates of incorporation and bylaws or comparable governing documents in any material respect. Section 5.01(a) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each Subsidiary of the Company and jurisdiction where the Company and its Subsidiaries are organized, formed, or incorporated. No Subsidiary of the Company owns or has any outstanding right or interest in any Company Shares.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 110,000,000 shares of stock, of which 100,000,000 shall be Company Shares and 10,000,000 shall be shares of preferred stock, par value $0.001 per share (“Company Preferred Shares”). As of the close of business on March 2, 2026 (the “Capitalization Date”), (A) 88,216,112 Company Shares were issued and outstanding (not including Company Shares held in treasury), (B) no Company Shares were held in treasury, (C) no Company Preferred Shares were issued or outstanding, (D) no Company Shares were issued and outstanding pursuant to awards granted, or reserved and available for issuance, under the Company Stock Plan and (E) (1) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and (2) there are no other equity interests or securities convertible into or exchangeable for Company Shares or equity awards pursuant to which Company Shares are issuable, reserved for issuance or outstanding. All issued and outstanding Company Shares are, and any additional Company Shares issued after the Capitalization Date in accordance with Section 6.01(a) will be, duly authorized, validly issued, fully paid and non-assessable. Each of the outstanding shares of capital stock or other securities of each of the Subsidiaries of the Company is duly authorized, validly issued, fully paid and non-assessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Liens (other than Permitted Liens). Except as set forth above in Section 5.01(b)(i), for changes after the date of this Agreement in compliance with Section 6.01(a) or consented to by Parent in writing, there are no (A) shares of capital stock or other securities of, or ownership interests in, the Company or any Subsidiary of the Company, (B) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of or ownership interests in the Company or any Subsidiary of the Company, (C) preemptive or other outstanding rights, options, warrants, subscriptions, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that (1) give any Person the right to purchase, subscribe or acquire from the Company or any Subsidiary of the Company or (2) obligate the Company or any Subsidiary of the Company to issue or sell, any capital stock, securities of, or ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or securities of, or ownership interests in, the Company or any Subsidiary of the Company, or (D) obligations of the Company or any Subsidiary of the Company to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed, or otherwise acquired any capital stock or securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or securities of, or ownership interests in, the Company or any Subsidiary of the Company. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no dividends or distributions that have been declared by the Company. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the voting of or restricting the transfer of the capital stock or other equity interests of the Company or any Subsidiary of the Company.

(ii) Section 5.01(b)(ii) of the Company Disclosure Letter sets forth each Subsidiary of the Company that is not wholly owned by the Company or another wholly owned Subsidiary of the Company and, in each case, the respective jurisdiction of organization, a statement of the capitalization and the name of every other equity holder (or Person holding a right to acquire equity) of such Subsidiary of the Company.

(iii) Section 5.01(b)(iii) of the Company Disclosure Letter sets forth a complete and correct list of each Person in which the Company or any Subsidiary of the Company holds any shares or other equity interests, other than the Subsidiaries of the Company and RT (each, a “Company Invested Entity”), including the portion of the equity interests of such entities held by the Company or the applicable Subsidiary of the Company, and the respective jurisdiction of incorporation or organization of each Company Invested Entity. The Company or a Subsidiary of the Company, as set forth in Section 5.01(b)(iii) of the Company Disclosure Letter, owns, of record and beneﬁcially, all shares and other equity interests in each such Person listed as owned by it in Section 5.01(b)(iii) of the Company Disclosure Letter, free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 5.01(b)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any (A) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person other than the Subsidiaries of the Company, or (B) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person. The Company has made available to Parent as of the date of this Agreement complete and correct copies of the organizational documents of each Company Invested Entity and all stockholders’ or similar agreements with respect to each Company Invested Entity, each as amended prior to the execution of this Agreement and each organizational documents and stockholders’ or similar agreement, as made available to Parent, is in full force and eﬀect, and neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of such organizational documents or stockholders’ or similar agreement.

(c) Corporate Authority; Approval.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each other Ancillary Agreement to which it is a party and to consummate the Transactions, subject only to the adoption of this Agreement by the holders of a majority of the voting power of the issued and outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). The Requisite Company Vote is the only vote of the holders of capital stock of the Company that is necessary under applicable Law, OTC rules, and the Company’s certificate of incorporation and bylaws to adopt, approve and authorize this Agreement and the Transactions. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by the Company and, assuming due execution and delivery by each of Parent and Merger Subs, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has, at a meeting duly called and held, (A) approved this Agreement and declared advisable and in the best interest of its stockholders, the acquisition of the Company by Parent by means of the Mergers, and resolved subject to Section 6.02, to recommend the adoption of this Agreement to the holders of Company Shares (the “Company Recommendation”), (B) approved the inclusion of the Company Recommendation in the Prospectus/Proxy Statement, subject to Section 6.02, and (C) directed that this Agreement be submitted to the holders of Company Shares for their adoption. The Company Board has taken all necessary action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, the Ancillary Agreements or the consummation of the Transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.03, (B) under any applicable national, federal, state or foreign applicable Laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purposes or effect of monopolization, lessening of competition or restraint of trade (the “Antitrust Laws”), the Exchange Act and the Securities Act, (C) required to be made with the OTC, and (D) under state securities, takeover and “blue sky” Laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any U.S. or foreign governmental or regulatory authority, agency, commission, division, department, autonomous constitutional body, instrumentality, official, ministry, organization, unit, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization, including the OTC (each, a “Governmental Entity”), in connection with the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Mergers and the other Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not constitute a Company Material Adverse Effect.

(ii) The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party do not, and the consummation of the Mergers and the other Transactions will not, (A) with or without notice, lapse of time or both, contravene, conflict with or result in a breach or violation of, or default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination), a cancellation (or right of cancellation) or default under, the creation or acceleration of any obligations under, the loss or reduction of any benefits under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to (1) any Material Contract; (2) any License necessary to conduct its business as presently conducted; or (3) assuming (solely with respect to performance of this Agreement and the consummation of the Mergers and the other Transactions) compliance with the matters referred to in Section 5.01(d)(i) and obtaining the Requisite Company Vote, any Law to which the Company or any of its Subsidiaries is subject, (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, or (D) give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or its Subsidiaries or any of their respective assets or properties, except, in the case of clauses (B), (C) or (D) above, for any such breach, conflict, violation, termination, default, creation, acceleration, loss, Lien, right or change that would not constitute a Company Material Adverse Effect.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, prospectuses, registration statements, reports, schedules and documents (including exhibits and other information incorporation therein) required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2023 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments and supplements thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (or in the case of a registration statement under the Securities Act, at the time such registration statement was declared effective by the SEC or in the case of proxy materials, at the time of the relevant meeting) complied, or if not yet filed or furnished, will when so filed or furnished comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the OTC or the SEC with respect to any Company Reports and none of the Company Reports (other than confidential treatment requests) is, to the Company’s Knowledge, the subject of ongoing OTC or SEC review. There are no internal investigations, or, to the Knowledge of the Company, any OTC or SEC inquiries or investigations or other governmental inquiries or investigations pending or, threatened, in each case regarding any accounting practices of the Company. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), and in the case of a registration statement under the Securities Act, at the time such registration statement was declared effective by the SEC and in the case of proxy materials, at the time of the relevant meeting, the Company Reports did not, and none of the Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will when so filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company is in compliance in all material respects with the applicable listing and corporate governance standards, rules and regulations of the OTC.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that (i) all material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the OTC and the SEC and other public disclosure documents (including auditors and the audit committee of the Company Board as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act) and is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended August 31, 2025. The Company maintains internal control over financial reporting (as defined in and meeting the requirements of Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, as applicable, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries, as applicable, are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or any of its Subsidiaries’, as applicable, assets that could have a material effect on its financial statements. There (1) are no significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s, ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting, (2) is not, and since the Applicable Date, has not been any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and (3) is not, and since the Applicable Date, has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. The Company has made available to Parent as of the date of this Agreement a summary of any such disclosure made by management to the Company’s independent registered public accounting firm and audit committee since the Applicable Date.

(iii) Each of the financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, comprehensive income, changes in equity and cash flows included in or incorporated by reference into the Company Reports, including any related notes and schedules, fairly presents in all material respects, the results of operations, cash flows, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iv) Neither the Company nor any of its Subsidiaries has, since the Applicable Date, received any material, written unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has, to the Knowledge of the Company, reported in writing credible evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel, Chief Executive Officer or Chief Financial Officer of the Company.

(v) The Company Shares are listed and quoted for trading on the OTCQB and the Company has not taken any action which would reasonably be expected to result in the delisting or suspension of the Company Shares on or from OTCQB and the Company is currently in compliance in all material respects with the applicable listing, corporate governance, and other standards, rules, policies and regulations of applicable securities Laws and the standards, rules, regulations and policies of the OTCQB to which the listing and quotation for trading of the Company Shares is subject.

(f) Absence of Certain Changes.

(i) Since August 31, 2025, except for the negotiation of, and entry into, this Agreement and the Ancillary Agreements, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects.

(ii) Since August 31, 2025, through the date of this Agreement, there has not been any Company Material Adverse Effect.

(iii) Since August 31, 2025, through the date of this Agreement, there has not been any action taken by the Company or event that would have required the consent of Parent pursuant to Section 6.01 had such covenant applied after August 31, 2025.

(g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, charges, complaints, inquiries, audits, examinations, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity, except in each case for those that would not constitute a Company Material Adverse Effect. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, known or unknown, asserted or unasserted, absolute, determined, determinable or otherwise, and whether or not accrued other than: (i) liabilities or obligations disclosed and provided for in the most recent balance sheet included in the Company Reports or in the notes to such balance sheet; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Reports; (iii) liabilities or obligations incurred in connection with the Transactions; and (iv) liabilities or obligations that would not constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, oﬀ-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Aﬃliate, including any structured ﬁnance, special purpose or limited purpose entity or Person, on the other hand) or any “oﬀ-balance sheet arrangements” (as deﬁned in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or eﬀect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries, in the Company’s consolidated financial statements or the Company Reports.

(h) Title to Assets; Sufficiency. The Company and its Subsidiaries have good and valid title to all material tangible assets owned by them as of the date of this Agreement, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC prior to the date hereof, except for tangible assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, free and clear of all Liens other than Permitted Liens, except where such failure would not constitute a Company Material Adverse Effect. All facilities, machinery, equipment, fixtures, vehicles and other tangible personal properties and tangible assets owned, leased or used by the Company and its Subsidiaries: (i) are adequate and sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted; and (ii) are in good operating condition, subject to normal wear and tear and reasonably fit and usable for the purposes for which they are being used.

(i) Employee Benefits.

(i) Section 5.01(i)(i) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each Company Benefit Plan. No Company Benefit Plan is maintained outside of the United States for the benefit of current and former service providers of the Company or any of its Subsidiaries who are situated outside of the United States or otherwise is subject to the Laws of any Governmental Entity other than those of the United States.

(ii) With respect to each Company Benefit Plan, the Company has made available to Parent accurate and complete copies of the following items (in each case, only if applicable): (A) plan documents and all related trust agreements, insurance contacts, or other funding arrangements or other documentation embodying or governing the terms of such Company Benefit Plan; (B) written descriptions of the material terms of any Company Benefit Plans that are not set forth in writing; (C) the most recent summary plan description together with the summary or summaries of material modifications thereto; (D) the most recent financial statement and actuarial valuation report prepared in respect thereof, (E) the most recently filed Form 5500 annual report (with all applicable attachments) or other annual report required to be filed with any Governmental Entity; (F) all material, nonroutine correspondence to or from any Governmental Entity received in the last three (3) years with respect to any Company Benefit Plan; and (G) copies of the most recent IRS determination letter or opinion with respect to each such Company Benefit Plan.

(iii) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received or is entitled to rely on a favorable determination letter or opinion to that effect from the IRS, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or opinion letter from the IRS that would adversely affect the qualification of any such Company Benefit Plan.

(iv) Except as would not constitute a Company Material Adverse Effect, (A) each Company Benefit Plan has been maintained in compliance with its terms and all applicable Laws, including ERISA and the Code, (B) there are no pending or, to the Knowledge of the Company, threatened actions, disputes, suits, claims, arbitrations or legal, administrative or governmental action against any Company Benefit Plan, any fiduciary thereof, the Company or any of its Subsidiaries (other than claims for benefits in the ordinary course), and (C) all contributions, premiums and any other payments required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan have been made, or have been properly accrued for, on or before their applicable due dates.

(v) To the Knowledge of the Company none of the Company, nor any of its Subsidiaries, nor any officer of the Company or of any of its Subsidiaries nor any of the Company Benefit Plans, any trusts created thereunder or any trustee or administrator or “party in interest” or “disqualified person” with respect to a Company Benefit Plan, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject any Company Benefit Plan, the Company, any of its Subsidiaries or any officer of the Company or of any Subsidiary to any Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

(vi) Neither the Company nor any of its Subsidiaries has any liability in respect of, and no Company Benefit Plan provides for, post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any or its Subsidiaries (or any beneficiary thereof), other than for continuation coverage required to be provided pursuant to Section 4980B of the Code or any local applicable Laws at the retired, former, or current employee’s sole expense.

(vii) Neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, sponsors, maintains or contributes to, or has any liability with respect to, or has ever sponsored, maintained, contributed to, been required to contribute to, or had liability with respect to any Multiemployer Plan, any other “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, any “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413(c) of the Code, or any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (in all cases, whether or not subject to ERISA). No liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full.

(viii) The execution and delivery of this Agreement, the Requisite Company Vote or other approval of this Agreement, and the consummation of the Transactions will not, either alone or in combination with another event: (A) result in the accelerated vesting or payment of, or any increase in, or in the funding (through a grantor trust or otherwise) of, any compensation or benefits to any present or former employee, consultant or director, officer or independent contractor of the Company or any of its Subsidiaries; (B) result in the entitlement of any present or former employee, consultant, director, officer or independent contractor of the Company or any of the Subsidiaries to any compensation or benefits; (C) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; (D) result in any forgiveness of Indebtedness or obligation to fund benefits with respect to any such employee, director, officer, consultant or independent contractor of the Company or any of its Subsidiaries; or (E) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plan.

(ix) The execution and delivery of this Agreement, the Requisite Company Vote or other approval of this Agreement, and the consummation of the Transactions will not, either alone or in combination with another event, could result in the payment, provision, or retention of any amount that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or be nondeductible under Section 4999 of the Code.

(x) Neither the Company nor any of its Subsidiaries has an obligation to gross-up or otherwise reimburse any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries for any Taxes or interest or penalty related thereto incurred by such individual under Section 409A of the Code, Section 4999 of the Code, or otherwise.

(j) Compliance with Laws.

(i) The Company and its Subsidiaries are and have at all times in the past three (3) years been in compliance with all and have not violated or defaulted under any applicable U.S. federal, state, local, territorial, municipal, provincial or foreign laws, statutes, acts, constitutions, edicts, ordinances, treaties, conventions, codes, common laws or any rules, regulations, standards, judgments, rulings, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits issued, promulgated, adopted or applied by any Governmental Entity (collectively, “Laws”), except for violations that would not constitute a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.05, no investigation, examination, audit, review or other proceeding by any Governmental Entity with respect to the Company or any of its Subsidiaries is, to the Knowledge of the Company, pending or threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except, in each case, as would not constitute a Company Material Adverse Effect. Except as would not constitute a Company Material Adverse Effect, (x) the Company and its Subsidiaries, have each obtained and is in compliance with all permits, certifications, approvals, registrations, consents, decrees, classifications, waivers, approvals, authorizations, franchises, variances, exemptions, allowances, credits and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted (y) the Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith, and (z) all such Licenses are valid and in full force and effect and no suspension or cancellation of any of the Licenses is pending or, to the Knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Licenses, except, in each case, where such failure would not constitute a Company Material Adverse Effect.

(ii) (A) The Company, its Subsidiaries, their respective directors, officers and employees and, to the Knowledge of the Company or its Subsidiaries, their respective agents are, and at all times in the past three (3) years have been, in compliance with the Anti-Corruption Laws and the Trade Laws, (B) the Company and its Subsidiaries have developed and currently implement a compliance program that includes corporate policies and procedures designed to ensure compliance with the Anti-Corruption Laws and the Trade Laws, (C) there have been no voluntary disclosures by the Company or any of its Subsidiaries under any Anti-Corruption Law or Trade Law, (D) no Governmental Entity has notified the Company or any Subsidiary of the Company in writing of any actual or alleged violation or breach of any Anti-Corruption Law or Trade Law, (E) neither the Company nor any Subsidiary of the Company has undergone or is undergoing any audit, review, inspection, survey or examination of records or, to the Company’s Knowledge, investigation, relating to the Company’s or any such Subsidiary’s compliance with any Anti-Corruption Law or Trade Law, (F) neither the Company nor any Subsidiary of the Company nor any of their respective directors, officers, employees or, to the Company’s Knowledge, agents has been or is now under any administrative, civil or criminal charge or indictment or, to the Company’s Knowledge, investigation alleging non-compliance with the Anti-Corruption Laws or the Trade Laws, and (G) since the Applicable Date, neither the Company nor any Subsidiary of the Company nor any of their respective directors, officers, employees or, to the Company’s Knowledge, agents has been or is now a party to any administrative or civil litigation alleging noncompliance with any Anti-Corruption Law or Trade Law.

(iii) Neither the Company nor any of its Subsidiaries, nor any director, officer or employee of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any agent or other Person acting for, on behalf of, or at the direction of the Company or any of its Subsidiaries has provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official, political party or candidate for government office, for the purpose of:

(A) influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company or its Subsidiaries; or

(B) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

(iv) Neither the Company, its Subsidiaries nor any of their respective officers, managers, directors, employees or, to the Knowledge of the Company, agents or other Representatives, is a Person that is, or is owned or controlled by Persons that are, (i) the subject or target of any sanctions implemented, administered or enforced by the United States (including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce and the U.S. Department of State), the United Nations Security Council, the European Union and any Member State of the European Union, His Majesty’s Treasury in the United Kingdom, or any other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized, or resident in a country, region or territory that is the target of Sanctions (including, currently, Cuba, Iran, North Korea, Syria and the Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic Regions of Ukraine) (hereinafter, each, a “Sanctioned Country”). Neither the Company, its Subsidiaries nor any of their respective officers, managers, directors or, to the Knowledge of the Company, employees, agents or other Representatives is or has been, since April 24, 2019, engaged in any dealings or transactions, directly or indirectly, with or involving any Person, or in or involving any Sanctioned Country, that at the time of such dealing or transaction is or was the subject or target of Sanctions. Neither the Company, its Subsidiaries and their respective directors, officers, employees, and, to the Knowledge of the Company, consultants and Representatives has, since April 24, 2019, made any disclosure (voluntary or otherwise) with respect to an apparent or actual violation of Sanctions or Trade Laws or has been the subject of any actual or, to the knowledge of the Company, any asserted or threatened charge, claim, proceeding, action, investigation or inquiry with respect to potential or actual violations of Sanctions or Trade Laws. The Company, its Subsidiaries, and their respective officers, managers, directors, employees or, to the Knowledge of the Company, any Representatives have at all times complied with, are in compliance with, and shall remain in compliance with all applicable Sanctions and Trade Laws, and have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance with Sanctions and Trade Laws.

(k) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, the Company Shares, the Mergers or the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

(l) Environmental Matters. Except as would not constitute a Company Material Adverse Effect:

(i) In the past three (3) years, the Company and each Subsidiary of the Company has been in compliance with all Environmental Laws, which compliance includes, but is not limited to, obtaining all Licenses and other governmental authorizations required under Environmental Laws for the conduct of their respective businesses (the “Environmental Permits”), and complying with the terms and conditions thereof. Since the Applicable Date, (A) neither the Company nor any Subsidiary of the Company has received any written communication alleging that the Company or any Subsidiary of the Company is not in such compliance, and (B) to the Knowledge of the Company, there is no reasonable basis for the revocation, adverse modification, or non-renewal of any Environmental Permits held by the Company or any Subsidiary of the Company, or for the denial of any pending application for, or modification of the proposed terms of, any Environmental Permit necessary for the Company or any Subsidiary of the Company to operate as currently planned.

(ii) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company, or to the Knowledge of the Company against any Person whose liability for any Environmental Claim the Company or any Subsidiary of the Company has retained or assumed either contractually or by operation of law.

(iii) To the Knowledge of the Company, there are no Hazardous Substances at, in, under or migrating to or from properties owned or leased by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any Mining Rights that require investigation, control, monitoring, removal, restoration, rehabilitation, reclamation or remediation under Environmental Laws.

(iv) To the Knowledge of the Company, except with respect to the matters that have been fully resolved prior to the date of this Agreement with no further liability or obligations, there are no past or present actions, activities, circumstances, facts, conditions, events or incidents, including the presence, Release or threatened Release of any Hazardous Substance, that would reasonably be expected to form the basis of any Environmental Claim against, or any liability under any Environmental Law of, the Company or any Subsidiary of the Company, or any Person whose liability the Company or any Subsidiary of the Company has retained or assumed either contractually or by operation of law.

(v) There has been no environmental investigation, study, audit, review, or other analysis conducted since the Applicable Date prepared by or for the Company or that are otherwise in the possession, custody or control of the Company or any Subsidiary, addressing potentially material environmental liabilities with respect to any current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which has not been made available to Parent prior to the date hereof, excluding routine environmental monitoring conducted by the Company in the ordinary course of operations.

(vi) The Company and its Subsidiaries have evaluated their respective restoration, rehabilitation, mine closure, reclamation, remediation, and other operational and post-operational obligations under Environmental Laws and applicable Environmental Permits, has complied during the past three (3) years with all requirements under Environmental Laws and applicable Environmental Permits respecting those obligations, and has sufficient financial assurance in place to satisfy those and any reasonably anticipated obligations. A true, correct, and complete list of all financial assurance mechanisms (including their amounts) posted or provided by such Company or its Subsidiaries, and currently in effect, to comply with Environmental Laws and Environmental Permits is set forth in Section 5.01(l)(vi) of the Company Disclosure Letter. Neither such Company nor any of its Subsidiaries has received any unresolved or pending written notice from Governmental Entity indicating that such financial assurance is or may be insufficient to satisfy the requirements of Environmental Laws, applicable Environmental Permits, or any applicable closure or reclamation plans.

(m) Taxes. Except as has not and would not constitute a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) has timely filed or caused to be timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are true, correct and complete in all respects and were prepared and filed in accordance with applicable Law; (B) has timely paid or withheld and remitted (or caused to be timely paid or withheld and remitted) all Taxes that are required to have been paid or withheld and remitted by it in respect of its income, assets, properties or otherwise, as applicable, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP; and (C) does not have in effect any waiver or extension of any statute of limitations with respect to Taxes or any waiver or extension of time with respect to a Tax assessment or deficiency and no request for any such waiver or extension is currently pending.

(ii) There are no pending audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received written notice of any threatened audits or investigations relating to any Taxes or Tax matters that remain pending.

(iii) A true, complete and accurate copy of each Tax Return filed by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement with respect to a Tax period ending on or after the Applicable Date has been made available to Parent.

(iv) There are no pending claims that have been made in writing against the Company or any of its Subsidiaries by any Taxing Authority in a jurisdiction where the Company or its Subsidiaries did not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(v) Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated, combined, consolidated or unitary Tax group other than a Tax group of which the Company or any of its Subsidiaries was the common parent, or (B) has any liability for Taxes of any Person (other than the Company or such applicable Subsidiaries) (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (2) as a transferee or successor, or (3) by Contract, other than agreements entered into in the ordinary course of business that do not primarily relate to Tax matters.

(vi) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, during the five (5) year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(vii) Neither the Company nor any of its Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(viii) No Liens for Taxes exist with respect to any of the Company’s assets or properties or those of its Subsidiaries, except for Permitted Liens.

(ix) No closing agreements, private letter rulings, determinations, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries.

(x) Neither the Company nor any of its Subsidiaries will be required to include any item of income in or exclude any item of deduction from taxable income for any Tax period beginning on or after the Effective Time, as a result of any (A) change in accounting method for a Tax period ending at or before the Effective Time under Section 481(c) of the Code (or any similar provision of state, local or foreign Law), (B) a ruling or written agreement with any Taxing Authority, including a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), (C) installment sale or open transaction disposition made prior to the Effective Time, (D) prepaid amount received or deferred revenue recognized on or prior to the Effective Time, (E) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law), or (F) intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19.

(xi) Neither the Company nor any of its Subsidiaries owns any interest in a “controlled foreign corporation” within the meaning of Section 957 of the Code or any “passive foreign investment company” within the meaning of Section 1297 of the Code.

(n) Labor Matters.

(i) Neither the Company nor any of the Subsidiaries of the Company is, or has ever been, a party to, bound by, negotiating, or required to negotiate, and no employee of the Company or any of its Subsidiaries is bound by, any collective bargaining agreement, agreement with any works council, or similar collective labor contract. To the Knowledge of the Company, at present, and at all times since the Applicable Date, no demand has been made or petition filed or proceedings initiated by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board or other Governmental Entity seeking recognition of any labor organization, and to the Knowledge of the Company, none of the foregoing have been threatened. Except as would not constitute a Company Material Adverse Effect, at present, and at all times since the Applicable Date, (A) neither the Company nor any of its Subsidiaries has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, unfair labor practice charge, grievance, labor arbitration, lockout, or, to the Knowledge of the Company, attempt to organize or union organizing activity, or any similar activity or dispute, against or affecting the Company or any of its Subsidiaries or any of their respective employees, and, to the Knowledge of the Company, none of the foregoing has been threatened, (B) there are no claims, actions, or other similar proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries brought by any current or former employee, officer, director or independent contractor of the Company or its Subsidiaries (or any applicant for such position), or related to the Company’s and its Subsidiaries’ labor and employment practices, and (C) there are no grievances or unfair labor practice complaints pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.

(ii) Since the Applicable Date, neither the Company nor any of the Company’s Subsidiaries has taken any action that constitutes a “mass layoff” or “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local plant closing or mass layoff statute, rule or regulation (the “WARN Act”), has announced or planned any such action, or has incurred any liabilities under the WARN Act that remains unsatisfied.

(iii) Since the Applicable Date, (i) to the Company’s Knowledge, no allegations of violence, sexual harassment, sexual misconduct or sexual assault have been made against any member of the Company Board or employee of the Company or any of its Subsidiaries in their respective capacities as such, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of violence, sexual harassment, sexual misconduct or sexual assault involving any member of the Company Board or employee of the Company or any of its Subsidiaries.

(iv) The Company and the Subsidiaries of the Company are and have been since the Applicable Date in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, pay equity, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as would not constitute a Company Material Adverse Effect.

(o) Intellectual Property.

(i) Section 5.01(o)(i) of the Company Disclosure Letter sets forth a correct and complete list of all Company Intellectual Property currently registered or subject to a pending application for registration (the “Registered IP”), indicating for each item therein, (A) the record owner, (B) the registration or application number and (C) the applicable filing jurisdiction or Internet domain registrar.

(ii) Except as would not constitute a Company Material Adverse Effect, (A) the Company and the Subsidiaries of the Company solely and exclusively own or have a valid and sufficient right or license, free and clear of all Liens and Orders, other than Permitted Liens, to use (I) all Company Intellectual Property and (II) all other Intellectual Property that is both licensed to the Company or one of its Subsidiaries and used in or necessary for the operation of their businesses as currently conducted; (B) in the past three (3) years, no proceedings or Orders are pending or, to the Knowledge of the Company, have been threatened (including cease and desist letters or requests for a patent license) against the Company or any Subsidiary of the Company with regard to any Intellectual Property and no written claim challenging the ownership, use, validity or enforceability of any of the Registered IP has been received by the Company or any of its Subsidiaries; (C) the operation of the Company’s business and the businesses of the Subsidiaries of the Company as currently conducted and as conducted in the past three (3) years did not and does not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person and, to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated, any Company Intellectual Property; and (D) the Registered IP is subsisting, unexpired, valid and enforceable and in full force and effect.

(iii) The Company and each Subsidiary of the Company have taken and take commercially reasonable actions to maintain and protect the confidentiality of Trade Secrets and other confidential information included in the Company Intellectual Property, in each case to the extent any of the foregoing (a) derives economic value from not being generally known to other Persons or (b) is protectable as a trade secret under applicable Law. Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, there has not been any disclosure or use without authorization by any other Person of any such Trade Secrets, except to the extent that such Person is under an obligation of confidentiality pursuant to written, valid and appropriate non-disclosure agreements which have not, to the Knowledge of the Company, been breached.

(iv) The Company and each Subsidiary of the Company take commercially reasonable actions to maintain and protect the integrity, security and operation of their software and systems (and all information transmitted thereby or stored therein), and there have been no material violations of the policies and procedures of the Company or any Subsidiary of the Company in the past three (3) years with respect to the matters described in this clause (iv).

(v) The Company and each of the Subsidiaries of the Company have obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed any portion of, or otherwise who would have any rights in or to, Company Intellectual Property enforceable present assignments of any work, invention, improvement or other rights in or to such Company Intellectual Property to the Company or its Subsidiaries, except where failure to do so would not constitute a Company Material Adverse Effect.

(p) Data Privacy and Cybersecurity.

(i) The Company and its Subsidiaries have at all times maintained in place adequate policies and commercially reasonable security measures, controls, technologies, polices and safeguards reasonably designed to protect Personal Information, Company Data and confidential information related to the businesses of each of the Company and its Subsidiaries from a Security Breach. The Company and its Subsidiaries have implemented a reasonable plan, or plans, that, as appropriate, (A) identifies internal and external risks to the security of Personal Information, Company Data and confidential information related to the businesses of each of the Company and its Subsidiaries; (B) implements, monitors and maintains commercially reasonable administrative, electronic and physical safeguards to control those risks; (C) maintains notification procedures in compliance with applicable Laws in the case of any breach of security compromising data, including data containing Personal Information, Company Data or confidential information related to the businesses of each of the Company and its Subsidiaries; and (D) provides for the prevention of data loss. The Company and its Subsidiaries (including its subcontractors) maintain disaster recovery and business continuity plans, procedures and facilities that are commercially reasonable and that materially satisfy contractual and legal obligations with respect to the businesses of each of the Company and its Subsidiaries.

(ii) Neither the Company nor its Subsidiaries has experienced any material Security Breach. The Company and its Subsidiaries have at all times used in all material respects commercially reasonable controls, technologies, processes and practices to detect, identify and remediate Security Breaches. The information technology and software applications owned and operated by the Company do not contain any worms, virus, spyware, keylogger software or other vulnerability, faults or malicious code or other devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any information technology or software applications.

(iii) The Company and its Subsidiaries have complied in all material respects with all relevant requirements of any applicable data protection, cybersecurity Law, Order, Company policies, contractual requirements, including compliance with their own data protection principles, requests from data subjects for access to data held by the Company and its Subsidiaries and any Law, Order or industry standard requirements relating to the registration of data users insofar as the same pertain to any aspect of the businesses of each of the Company and its Subsidiaries. Each of the Company and its Subsidiaries has complied in all material respects and is currently conducting its business in compliance in all material respects with all applicable Laws governing the privacy, security or confidentiality of Personal Information. The Company and its Subsidiaries have not received any Order or other notification from a Governmental Entity or any other Person regarding non-compliance or violation of any data protection Law or information security-related incident. The Company and its Subsidiaries have not been required by applicable Law or contract to notify in writing, any person or entity of any personal data or information security-related incident. All data gathered and collected from third party sources have been gathered and collected without material violation of any data protection principles, Law, Contract or Intellectual Property right held by third parties. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data.

(q) Insurance. As of the date hereof, the Company and its Subsidiaries have insurance policies with reputable insurance carriers covering the Company and its Subsidiaries and their employees, properties and assets which provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, are in breadth of coverage and amount at least equivalent to that carried by Persons of similar sizes and engaged in similar businesses and subject to similar perils or hazards, copies of which have been made available to Parent. All insurance policies (“Insurance Policies”) with respect to the business and assets of the Company and the Subsidiaries of the Company are in full force and effect and all premiums due thereon have been paid in full, and no written notice of cancellation, termination, non-renewal or amendment has been received with respect to any such Insurance Policy, except for such failures to be in full force and effect that have a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries of the Company is in material breach or default, and neither the Company nor any of the Subsidiaries of the Company have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of any material Insurance Policies. With respect to each of the legal proceedings set forth in the Company Reports, no such insurer has informed the Company or any of the Subsidiaries in writing of the Company of any denial of coverage, or questioned or dispute such coverage, except for such denials that would not constitute Company Material Adverse Effect. The Company and the Subsidiaries of the Company have not received any written notice of cancellation of any of the Insurance Policies, except for such cancellations that would not constitute a Company Material Adverse Effect. All appropriate insurers under the Insurance Policies have been timely notified of all material pending litigation and other potentially insurable material losses to the Company of which the Company has Knowledge, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

(r) Material Contracts. Section 5.01(r) of the Company Disclosure Letter sets forth a list of each Material Contract to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party or by which it or its assets or properties are bound. Each Material Contract is valid and binding on the Company and its Subsidiaries as applicable and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to a Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or violation of any provision of, or in default under, any Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that, would not constitute a Company Material Adverse Effect. A true, complete and accurate copy of each Material Contract has previously been delivered to Parent. No party to any Material Contract has (i) exercised any termination rights with respect thereto, or (ii) given written notice of intent not to renew any Material Contract, in the case of clauses (i) and (ii) except as would not constitute a Company Material Adverse Effect. To the Company’s Knowledge, no Material Contract is invalid, there are no grounds for termination, rescission, avoidance or repudiation of any Material Contract and the Company has not received written or oral notice of termination of any Material Contract.

(s) Real and Personal Property.

(i) Section 5.01(s)(i) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of all real property owned by the Company and any Subsidiary of the Company (the “Owned Real Property”). Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all of the Owned Real Property free and clear of all Liens other than Permitted Liens. Neither the Company nor its Subsidiaries has granted, or is obligated under, any option, right of first offer, right of first refusal or similar contractual right to sell or dispose of the Owned Real Property or any portion thereof or interest therein.

(ii) Section 5.01(s)(ii) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of all leases, or subleases, that cover real property used by the Company or any of its Subsidiaries (each such lease or sublease, a “Real Property Lease”) and sets forth the street address of the real property that is the subject of any Real Property Lease (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Except as would not constitute a Company Material Adverse Effect, (A) the Company and its Subsidiaries have a valid leasehold interest in the Leased Real Property free and clear of all Liens other than Permitted Liens and each Real Property Lease is valid and in full force and effect, (B) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Real Property Lease, (C) no Person other than the Company and its Subsidiaries leases, subleases, licenses or otherwise has a right to use or occupy any of the Real Property, and (D) all improvements located on the Real Property are in sufficiently good condition and repair (ordinary wear and tear excepted) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course as currently operated. A true, complete and accurate copy of each material Real Property Lease has previously been made available to Parent.

(iii) The mining rights, permits, licenses, leases, claims (patented or unpatented), agreements, or concessions (or similar) granted to, or owned by, or purported to be granted to, or owned by, the Company or its Subsidiaries (the “Mining Rights”) (A) are owned by and, to the extent required by Law, duly filed and registered in the name of, or for the beneﬁt of, the Company or a Subsidiary of the Company with good and valid title thereto in accordance with all applicable Laws, (B) are in full force and eﬀect and valid, subsisting, and enforceable against the parties thereto, (C) may be disposed of, in part or in full, by the Company or its Subsidiaries at any time (including, following the Closing, the Surviving Corporation and the Surviving Company), and (D) no other Person (other than the Company and its Subsidiaries) has any right, title, or interest in, to, or under any such Mining Rights or has filed or registered an application for any competing or conflicting mining rights, permits, licenses, leases, claims (patented or unpatented), agreements, or concessions (or similar) against such Mining Rights. During the three (3) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity or any Person of any default, revocation, expropriation, or challenge to ownership, adverse claim or intention to revoke, expropriate or challenge the interest of the Company or its Subsidiaries in any of the Mining Rights. Except pursuant to the DG Promissory Note Payoff Agreement and the DG Transfer Instrument, none of the directors or officers of the Company or its Subsidiaries holds any right, title, or interest in, nor has taken any action to obtain, directly or indirectly, any right, title and interest in the Mining Rights or any other Real Property or in any rights, permits, licenses, leases, claims (patented or unpatented), agreements, or concessions or similar right to explore for, exploit, develop, mine or produce minerals, ore, or metals from or in any manner in related to each Company Real Property and any other properties located within 30 kilometers of any Real Property.

(t) Brokers and Finders. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers or the other Transactions, except that the Company has employed the Persons identified in Section 5.01(t) of the Company Disclosure Letter as its financial advisor in connection with the Transactions. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any advisor to the Company is entitled to any fees, expenses or indemnification in connection with the Mergers. The Company has received the opinion of Roth Capital Partners, LLC that, based on and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of its opinion, the Merger Consideration to be received by the holders of Company Shares (other than Excluded Shares) in the Transaction is, as of the date of such opinion, fair, from a financial point of view, to such holders.

(u) Operations. All exploration, development and mining operations on the Company’s Real Property have been conducted in all material respects in accordance with reasonable and prudent international mining industry practices. All applicable royalties (whether statutory or contractual), overriding royalty interests, production payments, net proﬁts, earnouts, streaming agreements, metal pre-payment or similar agreements, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of the Company and its Subsidiaries, have been, in all material respects: (i) duly paid; and (ii) duly performed.

(v) Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Company Reports have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, and geoscience industry practices and applicable Laws. The Company and its Subsidiaries hold any material mineral or access rights and interests necessary to explore for, develop, mine, produce, process or refine, minerals, concentrates or similar for development purposes on the Company’s and its Subsidiaries’ properties, including the Mining Rights.

(w) Related Party Agreements. Except as disclosed in the Company Reports, neither the Company nor any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(x) Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement (including the Prospectus/Proxy Statement), shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the S-4 Registration Statement prior to the time the S-4 Registration Statement is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the S-4 Registration Statement is declared effective by the SEC; (c) the time the Prospectus/Proxy Statement included in the S-4 Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company; or (d) the time of Company Stockholders Meeting. Notwithstanding the foregoing provisions of this Section 5.01(x), no representation or warranty is made by the Company with respect to information or statements made in the S-4 Registration Statement (including the Prospectus/Proxy Statement) or any amendment thereof or supplement thereto which were not supplied by or on behalf of the Company.

(y) Derivative Transactions. Neither the Company nor any of its Subsidiaries have any material obligations or liabilities, direct or indirect, vested or contingent in respect of any streaming transactions, rate swap transactions, basis swaps, forward rate transactions, commodity swap, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cross-currency rate swap transactions or currency options or other similar transactions (including any option with respect to any such transactions) or any combination of such transactions.

(z) No Other Representations or Warranties. The Company acknowledges that it is relying on its own investigation, examination and valuation of the Transactions. Except for the representations and warranties expressly contained in Section 5.02, the Company acknowledges that neither Parent, Merger Subs nor any Person acting on their behalf makes any other express or any implied representations or warranties with respect to (i) Parent or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or the Subsidiaries of Parent or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Parent, Merger Subs or any Person acting on their behalf to the Company, any Affiliate of the Company or any Person acting on any of their behalf.

Section 5.02 Representations and Warranties of Parent and Merger Subs. Except as set forth in the Parent Reports publicly filed with the SEC on or after January 1, 2025, and no later than two (2) Business Days prior to the date of this Agreement (without giving effect to any amendment to any such Parent Reports filed on or after the date that is two (2) Business Days prior to the date of this Agreement) (excluding, in each case, any disclosures set forth in any risk factor Section or in any other Section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) (it being agreed that nothing disclosed in the Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.02(b)) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter” and together with the Company Disclosure Letter, the “Disclosure Letters”) (it being agreed that disclosure of any item in any Section or subsection of Parent Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection of the Parent Disclosure Letter to the extent that the relevance of such item to such Section or subsection is reasonably apparent on its face), Parent and each Merger Sub hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent, Merger Subs and each other Subsidiary of Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and each of Parent and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Merger Subs and each other Subsidiary of Parent is qualified or licensed to do business and is in good standing to do business as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has, at least two (2) Business Days prior to the execution of this Agreement, made available to the Company complete and correct copies of Parent’s, Merger Sub’s, Second Merger Sub’s and each of Parent’s Significant Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect. Parent and its Significant Subsidiaries are not in breach, default, or violation of their respective certificates of incorporation and bylaws or comparable governing documents. Section 5.02(a) of the Parent Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each Significant Subsidiary of the Company and jurisdiction where the Company and its Significant Subsidiaries are organized, formed, or incorporated. No Subsidiary of Parent owns or has any outstanding right or interest in any Parent Shares.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of 750,000,000 Parent Shares and 50,000,000 shares of Series A Preferred Stock, par value $0.0001 per share (“Parent Preferred Stock”). As of the close of business on the Capitalization Date, (A) 217,940,638 Parent Shares were issued and outstanding (not including Parent Shares held in treasury), (B) no Parent Shares were held in treasury, (C) 1,224,351 shares of Parent Preferred Stock were issued and outstanding, (D) 2,436,518 Parent Shares were issuable upon the exercise of outstanding options to purchase Parent Shares, (E) 2,022,103 Parent Shares were subject to outstanding restricted stock units (including performance stock units, assuming achievement of the applicable performance measures at the maximum level) of Parent, (F) 10,869,187 Parent Shares were reserved and available for issuance under the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan (the “Parent Stock Plan”), and (G) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding.

(ii) All outstanding Parent Shares are, and all Parent Shares reserved for issuance, when issued upon exercise thereof or in accordance with the respective terms thereof, will be, issued in compliance with all applicable Laws, applicable listing and corporate governance standards, rules and regulations of the SEC, and, to the extent applicable, all applicable U.S. federal and state securities registration exemptions, and duly authorized, validly issued, fully paid and non-assessable. Each of the outstanding shares of capital stock or other securities of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Except as set forth in Section 5.02(b)(i), and for changes after the date of this Agreement in compliance with Section 6.01(b), there are no (A) shares of capital stock or other securities of, or ownership interests in, Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of or ownership interests in Parent or any Subsidiary, (C) preemptive or other outstanding rights, options, warrants, subscriptions, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that (1) give any Person the right to purchase, subscribe or acquire from Parent or any Subsidiary or (2) obligate Parent or any of its Subsidiaries to issue or sell, any capital stock, securities of, or ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or securities of, or ownership interests in, Parent or any Subsidiary, or (D) obligations of Parent or any Subsidiary to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed, or otherwise acquired any capital stock or securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or securities of, or ownership interests in, Parent or any Subsidiary (other than in connection with (x) the payment of the exercise price of options to purchase Parent Shares (including in connection with “net” exercises), (y) Tax withholding in connection with the exercise options to purchase Parent Shares and vesting of restricted stock units of Parent, and (z) forfeitures of options to purchase Parent Shares or restricted stock units of Parent). Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no dividends or distributions that have been declared by Parent. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the voting of or restricting the transfer of the capital stock or other equity interests of Parent or any Subsidiary of Parent.

(iii) The authorized capital stock of First Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. The authorized equity interests of Second Merger Sub consists of 100 limited liability company interests, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of First Merger Sub is, and at the Effective Time will be, and all of the issued and outstanding limited liability company interests of Second Merger Sub is, and at the Second Effective time will be, in each case, owned by Parent, and there are (A) no other shares of capital stock, limited liability company interests, voting securities, or other equity interests of Merger Subs, (B) no securities of Merger Subs convertible into or exchangeable for shares of capital stock, limited liability company interests, voting securities, or other equity interests of Merger Subs, and (C) no options or other rights to acquire from Merger Subs, and no obligations of any Merger Sub to issue, any capital stock, limited liability company interests, voting securities or securities convertible into or exchangeable for capital stock, limited liability company interests, or voting securities of Merger Subs, as applicable. Merger Subs have not conducted any business prior to the date of this Agreement, other than organizational matters and have no, and with respect to Merger Sub, prior to the Effective Time and with respect to Second Merger Sub, prior to the Second Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation or incorporation, as applicable, and pursuant to this Agreement and the Mergers and the other Transactions.

(c) Corporate Authority; Approval.

(i) Each of Parent and each Merger Sub has all requisite corporate or limited liability company power and authority and has taken all corporate or limited liability company action, as applicable, necessary in order to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which to which Parent or each Merger Sub, as applicable, is a party and to consummate the Transactions, subject only to the adoption of this Agreement by Parent as the sole stockholder of First Merger Sub and sole member of Second Merger Sub (which will occur promptly following the execution of this Agreement). This Agreement and each Ancillary Agreement to which Parent or each Merger Sub, as applicable, is a party has been duly executed and delivered by Parent and each Merger Sub and constitutes a valid and binding agreement of Parent and each Merger Sub enforceable against Parent and each Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Parent Board and First Merger Sub Board, have each, at a meeting duly called and held (or by written consent in lieu of a meeting), unanimously determined that it is in the best interests of Parent and Merger Subs, respectively, and declared it advisable, to enter into this Agreement and approved this Agreement, the Transactions, including the Mergers, and the issuance of Parent Shares in the First Merger on the terms and subject to the conditions set forth in this Agreement, and the First Merger Sub Board has resolved to submit the Agreement to the sole stockholder of Merger Sub, for adoption and approval, and has recommended that the sole stockholder of First Merger Sub vote in favor thereof. Parent, in its capacity as the sole stockholder of First Merger Sub and sole member of Second Merger Sub, has approved and adopted this Agreement and the Transactions contemplated thereby, including the Mergers. The shareholders of Parent are not required to vote to approve the Transactions, including the Mergers, under applicable Law.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.03, (B) under the Antitrust Laws, the Exchange Act and the Securities Act, (C) required to be made with Nasdaq, and (D) under state securities, takeover and “blue sky” Laws, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Subs from any Governmental Entity in connection with the execution, delivery and performance by Parent and each Merger Sub of this Agreement and each Ancillary Agreement to which Parent or any Merger Sub, as applicable, is a party and the consummation of the Mergers and the other Transactions, or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not constitute a Parent Material Adverse Effect.

(ii) The execution, delivery and performance by Parent and each Merger Sub of this Agreement and each Ancillary Agreement to which Parent or each Merger Sub, as applicable, is a party does not, and the consummation of the Mergers and the other Transactions will not (A) with or without notice, lapse of time or both, contravene, conflict with or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub, the certificate of formation or limited liability company agreement of Second Merger Sub, or the comparable governing documents of any of Parent’s other Subsidiaries, (B) with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination), a cancellation (or right of cancellation) or default under, the creation or acceleration of any obligations under, the loss or reduction of any benefits under, or the creation of a Lien on any of the assets of Parent or Merger Subs or any other Subsidiary of Parent pursuant to (1) any Material Contract; (2) any License necessary to conduct its business as presently conducted; or (3) assuming (solely with respect to performance of this Agreement and the consummation of the Mergers and the other Transactions) compliance with the matters referred to in Section 5.02(d)(i), any Law to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of paragraph (B) or (C) above, for any such breach, conflict violation, termination, default, creation, acceleration, loss, Lien, right or change that would not constitute a Parent Material Adverse Effect.

(e) Parent Reports; Financial Statements.

(i) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, prospectuses, registration statements, reports, schedules and documents (including exhibits and other information incorporation therein) required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments and supplements thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished (or in the case of a registration statement under the Securities Act, at the time such registration statement was declared effective by the SEC or in the case of proxy materials, at the time of the relevant meeting) complied, or if not yet filed or furnished, will when so filed or furnished, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any standards, rules and regulations promulgated thereunder applicable to the Parent Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Parent Reports and none of the Parent Reports (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), and in the case of a registration statement under the Securities Act, at the time such registration statement was declared effective by the SEC and in the case of proxy materials, at the time of the relevant meeting, the Parent Reports did not, and none of the Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will when so filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Parent is in compliance in all material respects with the applicable listing and corporate governance standards, rules and regulations of Nasdaq.

(ii) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents (including auditors and the audit committee of the Parent Board as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act) and is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025. Parent maintains internal control over financial reporting (as defined in and meeting the requirements of Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries, are being made only in accordance with authorizations of management and directors of Parent, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent and its Subsidiaries assets that could have a material effect on its financial statements. There (1) are no significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of the Parent Board any material weaknesses in internal control over financial reporting, (2) is not, and since the Applicable Date, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and (3) is not, and since the Applicable Date, there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries. Parent has made available to the Company as of the date of this Agreement a summary of any such disclosure made by management to Parent’s independent registered public accounting firm and audit committee since the Applicable Date. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from employees of Parent regarding questionable accounting or auditing matters, have been received by Parent.

(iii) Each of the financial statements included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of the Parent Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as of its date and each of the consolidated statements of operations, comprehensive income, changes in equity and cash flows included in or incorporated by reference into the Parent Reports including any related notes and schedules, fairly presents in all material respects, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, cash flows, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iv) Neither Parent nor any of its Subsidiaries has received any material, written unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, and no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has, to the Knowledge of Parent, reported in writing credible evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to the General Counsel, Chief Executive Officer or Chief Financial Officer of Parent.

(f) Absence of Certain Changes.

(i) Since January 1, 2025, through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses.

(ii) Since January 1, 2025, through the date of this Agreement, there has not been any Parent Material Adverse Effect.

(g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, charges, complaints, inquiries, audits, examinations, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity, except in each case for those that would not constitute a Parent Material Adverse Effect. There are no liabilities other than: (i) liabilities disclosed and provided for in the most recent balance sheet included in the Parent Reports or in the notes to such balance sheet; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Parent Reports; (iii) liabilities incurred in connection with the Transactions; and (iv) liabilities that do not or would not constitute a Parent Material Adverse Effect.

(h) Brokers and Finders. None of Parent, Merger Subs or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers or the other Transactions, except that Parent has employed the Persons identified in Section 5.02(h) of the Parent Disclosure Letter as its financial advisors in connection with the Transactions, the fees of which will be paid by Parent or a Subsidiary of Parent.

(i) Compliance with Laws. Parent and its Subsidiaries are, and have at all times in the past three (3) years been, in compliance with all, and have not violated or defaulted under any, Law, except for violations that would not constitute a Parent Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.05, no investigation, examination, audit, review or other proceeding by any Governmental Entity with respect to Parent or any of its Subsidiaries is, to the Knowledge of Parent, pending or threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, in each case, as would not constitute a Parent Material Adverse Effect. Except as would not constitute a Parent Material Adverse Effect, (x) Parent and its Subsidiaries have each obtained. and is in compliance with, all Licenses necessary to conduct its business as presently conducted, (y) Parent and its Subsidiaries have paid all material fees and assessments due and payable in connection therewith, and (z) all such Licenses are valid and in full force and effect and no suspension or cancellation of any of the Licenses is pending or, to the Knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Licenses, in each case, where such failure would not constitute a Parent Material Adverse Effect.

(j) Taxes. Except as has not and would not constitute a Parent Material Adverse Effect:

(i) Parent and each of its Subsidiaries (A) has timely filed or caused to be timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are true, correct and complete in all respects and were prepared and filed in accordance with applicable Law; (B) has timely paid or withheld and remitted (or caused to be timely paid or withheld and remitted) all Taxes that are required to have been paid or withheld and remitted by it in respect of its income, assets, properties or otherwise, as applicable, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP; and (C) does not have in effect any waiver or extension of any statute of limitations with respect to Taxes or any waiver or extension of time with respect to a Tax assessment or deficiency and no request for any such waiver or extension is currently pending.

(ii) There are no pending audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries has received written notice of any threatened audits or investigations relating to any Taxes or Tax matters that remain pending.

(iii) There are no pending claims that have been made in writing against Parent or any of its Subsidiaries by any Taxing Authority in a jurisdiction where Parent or its Subsidiaries did not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(iv) Neither Parent nor any of its Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(v) No Liens for Taxes exist with respect to any of Parent’s assets or properties or those of its Subsidiaries, except for Permitted Liens.

(k) Information Supplied. The information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement (including the Prospectus/Proxy Statement) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is first mailed to the stockholders of the Company; or (d) the time of the Company Stockholders Meeting. Notwithstanding the foregoing provisions of this Section 5.02(k), no representation or warranty is made by Parent with respect to information or statements made in the S-4 Registration Statement (including the Prospectus/Proxy Statement) or any amendment thereof or supplement thereto which were not supplied by or on behalf of Parent.

(l) Additional Tax Matters.

(i) Each Merger Sub was incorporated or formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will conduct no business and will have no, assets, liabilities or obligations of any nature other than those incidental to its incorporation or formation, as applicable, or pursuant to this Agreement and the Mergers.

(ii) All of the limited liability company or other equity interests in Second Merger Sub will be owned by Parent, and Second Merger Sub will be, since formation and through the time immediately after the consummation of the Second Merger, disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Parent.

(m) No Other Representations or Warranties. Except for the representations and warranties expressly contained in Section 5.01, each of Parent and each Merger Sub acknowledges that neither the Company nor any Person acting on its behalf makes any other express or any implied representations or warranties with respect to (i) the Company or any Subsidiaries of the Company, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or the Subsidiaries of the Company or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by the Company or any Person acting on any of their behalf to Parent or Merger Subs, any Affiliate of Parent or any Person acting on any of their behalf.

ARTICLE VI

COVENANTS

Section 6.01 Interim Operations.

(a) Covenants of the Company. The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing) and except as expressly contemplated by this Agreement, as required by applicable Law or as set forth on Section 6.01(a) of the Company Disclosure Letter, it shall use its commercially reasonable efforts to conduct its and its Subsidiaries’ business in the ordinary course of business, consistent with past practice, and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, insurers, employees, and business associates, maintain in effect all Licenses and Contracts that do not expire by their terms prior to the Effective Time and keep available the services of its and its Subsidiaries’ present officers, employees and agents and maintain their material tangible assets in good working order and, in the ordinary course of business consistent with past practice timely file or cause to be timely filed all Tax Returns (taking into account any valid extension of time within which to file) and timely pay or withhold and remit (or cause to be timely paid or withheld and remitted) all Taxes shown as due on such Tax Returns or that are otherwise required to be paid or withheld and remitted by or on behalf of the Company or any of its Subsidiaries (unless such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP). Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as otherwise expressly required by this Agreement or required by any applicable Law, (y) as Parent may approve in writing, or (z) as set forth in the relevant subsection of Section 6.01(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments, or the terms of any security of the Company or any Subsidiary;

(ii) (A) merge or consolidate itself or any of its Subsidiaries with any other Person or (B) restructure, reorganize or completely or partially liquidate or propose or adopt a plan to do any of the foregoing;

(iii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any other Person or any material portion thereof or material equity interest therein or enter into any Contract that involves a joint venture entity, limited liability company or legal partnership;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or the capital stock of any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of any securities of a wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(v) make any loans, advances or capital contributions to or investments in any Person (other than loans or advances between or among the Company and any of its direct or indirect wholly owned Subsidiaries or capital contributions into RT);

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company that are made in compliance with all contractual obligations of the Company and its Subsidiaries);

(vii) except with respect to the Voting and Support Agreements, enter into any agreement with respect to the voting of its capital stock or any shareholder rights plan;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its or its Subsidiaries’ capital stock or securities convertible or exchangeable into or exercisable for any shares of its or its Subsidiaries, as applicable, capital stock;

(ix) (A) incur any Indebtedness (including any long-term or short-term debt), or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or its Subsidiaries debt securities, except for intercompany Indebtedness among the Company and its wholly owned Subsidiaries; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except solely with respect to obligations by the Company or any wholly owned Subsidiary of the Company of Indebtedness of the Company or any other wholly owned Subsidiary of the Company; or (C) except for the DG Promissory Note, redeem, repay, defease or cancel any Indebtedness, other than as required in accordance with its terms;

(x) make or authorize any payment of, accrual or commitment for, capital expenditures, in each case, in excess of $20,000 individually or $50,000 in the aggregate;

(xi) (A) amend, modify, terminate or waive any material right under any Material Contract or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) (A) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP that become effective after the date of this Agreement, (B) change its fiscal year, or (C) make any material change in internal accounting controls or disclosure controls and procedures;

(xiii) except as permitted by Section 6.01(a)(xiv)(E), settle, propose to settle or compromise any action before a Governmental Entity if such settlement, proposed settlement or compromise (A) with respect to the payment of monetary damages, involves the payment of monetary damages by the Company or its Subsidiaries that exceed $50,000 in the aggregate (together with all other settlements or compromises after the date of this Agreement), (B) that imposes any material equitable or non-monetary relief, penalty or restriction on the Company or any of its Subsidiaries (or, after the Effective Time, on Parent or any of Parent’s Subsidiaries), (C) that would reasonably be expected to affect the rights or defenses available to the Company or any of its Subsidiaries in any related or similar claims that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole; provided that, notwithstanding any of the foregoing, the Company may not settle, propose to settle or compromise any claim or action that is covered by Section 6.12 except as is expressly permitted by Section 6.12, or (D) that involves the admission of wrongdoing by the Company or any Subsidiary of the Company or would result in an actual or potential violation of any criminal Law;

(xiv) (A) make, change or rescind any Tax election that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (B) adopt or change any Tax accounting method that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (C) adopt or change any Tax accounting period that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Tax liability of the Company or any Subsidiary of the Company, (D) amend any Tax Return with respect to a material amount of Tax, (E) settle, compromise, concede or abandon any Tax liability, claim or assessment or enter into any closing agreement with respect to Taxes, in each case that exceeds $50,000 individually or $100,000 in the aggregate (together with (x) all other settlements, compromises, concessions, or abandonments with respect to any Tax liability, claim or assessment or (y) closing agreements entered into, made or taken with respect to Taxes, in each case of clauses (x) and (y), on or after the date of this Agreement), (F) surrender any right to claim a refund of material Taxes, (G) waive or extend any statute of limitations with respect to a material amount of Taxes, (H) seek or obtain any ruling from a Taxing Authority with respect to Taxes or Tax matters, or (I) enter into any Contract that would cause the Company or any of its Subsidiaries to have any liability for Taxes of any Person, other than agreements entered into in the ordinary course of business that do not primarily relate to Tax matters;

(xv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, or grant or permit any Lien on, any of its properties, licenses, operations, assets, product lines or businesses or those of any of its Subsidiaries, including any equity interests of any of its Subsidiaries, except (other than with respect to equity interests of any Subsidiary of the Company) in connection with goods or services provided in the ordinary course of business consistent with past practice;

(xvi) except as required by the terms of any Company Benefit Plan existing as of the date of this Agreement, (A) increase or accelerate, or promise to increase or accelerate, the payment of any compensation or benefits to any current or former directors, officers, employees, or independent contractors or consultants (who are natural persons) of the Company or its Subsidiaries, whether under a Company Benefit Plan or otherwise, (B) pay or award, or commit to pay or award, any compensation, bonuses, incentive compensation or other benefits (or accelerate the payments, rights or benefits) payable to any director, officer, consultant or independent contractor (who is a natural person) or employee of the Company or any of its Subsidiaries, whether under a Company Benefit Plan or otherwise, (C) accelerate the time of funding or payment of, or increase the amount required to fund, any Company Benefit Plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Company Benefit Plan, (D) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business consistent with past practice) to any of its or its Subsidiaries’ directors, officers, employees, consultants or independent contractors, except for the DG Promissory Note Payoff Agreement and DG Transfer Instrument, (E) amend, modify, or terminate any Company Benefit Plan or enter into, establish, adopt, amend, modify, or terminate any other plan, program, policy, practice, Contract, agreement or arrangement which would be a Company Benefit Plan if it were in effect on the date of this Agreement, (F) adopt, enter into, modify, negotiate, or amend or terminate any collective bargaining agreement, agreement with any works council, or similar collective labor contract, or (G) hire or engage any employee or independent contractor or consultant (who is a natural person);

(xvii) waive, release or assign any material rights, claims or benefits of the Company or its Subsidiaries;

(xviii) enter into any new line of business outside of the Company’s existing line of business as of the date hereof;

(xix) enter into or terminate any material interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments other than in the ordinary course of business;

(xx) terminate, suspend, amend or modify in any material respect, any permit with a Governmental Entity;

(xxi) enter into or amend any Contract with any broker, finder, investment banker or other Person under which such Person is or may be entitled to any brokerage, finder’s or other similar fee or commission (whether in connection with the Transactions or otherwise); or

(xxii) agree, authorize or commit to do any of the foregoing.

(b) Covenants of Parent. From the date of this Agreement until the Effective Time, except (x) as otherwise expressly contemplated by this Agreement or required by applicable Law, (y) as Company may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), or (z) as set forth in the relevant subsection of Section 6.01(b) of the Parent Disclosure Letter, Parent shall it shall use its commercially reasonable efforts to conduct its and its Subsidiaries’ business in the ordinary course of business, and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, insurers, employees, unions and business associates and maintain in effect all Licenses and Contracts that do not expire by their terms prior to the Effective Time and Parent will not and it will cause its Subsidiaries not to:

(i) adopt or propose any change in its certificate of incorporation or bylaws, or the terms of any capital stock of Parent, in each case, in a manner disproportionately adverse to the Company stockholders;

(ii) reclassify, split, combine, subdivide or redeem, directly or indirectly, any of its capital stock;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or repurchase any Parent Shares at a premium; provided that, in each case solely to the extent in compliance with the credit agreements, indentures and other contractual obligations of Parent and its Subsidiaries, (A) Parent may continue to declare and pay regular quarterly cash dividends to the holders of Parent Shares in an amount not in excess of the amount set forth in Section 6.01(b)(iii) of the Parent Disclosure Letter, in each case in accordance with Parent’s past practice, and (B) Parent may give effect to dividend equivalent rights with respect to outstanding grants under the Parent Stock Plan, any similar Parent plan;

(iv) propose or adopt a plan to restructure, reorganize, wind-up or completely or partially liquidate (other than with respect to its wholly owned Subsidiaries);

(v) except in connection with the acquisition of any Person or business, whether through the acquisition of assets, securities, merger, consolidation or otherwise or a capital raising transaction, whether pursuant to a public offering (including any underwritten offering, at-the-market offering, or block trade), a private placement, or any other equity financing transaction, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or the capital stock of any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of (A) any Parent Shares upon the settlement of any grants made under any Parent Stock Plan, or any similar Parent plan; (B) any securities of a Subsidiary of Parent to Parent or any other Subsidiary of Parent; or (C) any grants under the Parent Stock Plan, or any similar Parent plan; or

(vi) agree, authorize or commit to do any of the foregoing.

(c) Interim Communications by the Company. Prior to making any written or oral communications disseminated to the employees or independent contractors of the Company or its Subsidiaries pertaining to compensation, benefit or other matters related to the Transactions, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication but shall respond in any event within two (2) Business Days and the Company shall incorporate all reasonable comments received from Parent. The Parties shall cooperate in providing any such mutually agreeable communication.

Section 6.02 Acquisition Proposals.

(a) No-Shop. The Company agrees that, except as expressly permitted by this Section 6.02, it shall not and it shall cause its Subsidiaries and its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action which would reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, engage in, maintain, continue or otherwise participate in any discussions or negotiations with (other than to state that they are not permitted to have discussions), or furnish or otherwise make available any information or data or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Person other than Parent and each Merger Sub, or any of their Affiliates or any of their respective Representatives (a “Third Party”), in each case, in connection with any Acquisition Proposal;

(iii) approve, endorse or recommend any Acquisition Proposal;

(iv) waive, terminate, modify or release any Person from any provision of any “standstill” or similar agreement or obligation; provided, that, if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that such action or the failure to take such action would reasonably be expected to be in breach of the directors’ fiduciary duties under applicable Law, the Company may, with prompt written notice to Parent thereafter, waive any such standstill provision solely to the extent necessary to permit a third party (if it has not been solicited in breach of this Section 6.02) to make an Acquisition Proposal to the Company Board;

(v) execute or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, memorandum of understanding or other Contract (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(c)) relating to, or that could be expected to lead to, an Acquisition Proposal (an “Alternative Acquisition Agreement”); or

(vi) authorize, commit, resolve or agree to do any of the foregoing.

(b) Cessation of Discussions. From the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to, (i) cease immediately and cause to be terminated any and all existing activities, discussions, solicitations, encouragements or negotiations, if any, with any Third Party and/or its Representatives, with respect to any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to, any Acquisition Proposal (ii) promptly (in any event within one (1) Business Days following the date hereof) request that each Third Party to whom confidential information has been furnished or otherwise made available by or on behalf of the Company or any of its Subsidiaries within the twelve (12) month period preceding the date of this Agreement in connection with, or for the purpose of evaluating, an Acquisition Proposal return or destroy all such confidential information so furnished or otherwise made available in accordance with any applicable confidentiality agreements and (iii) terminate access to all persons (other than Parent and its Representatives) to any physical or electronic data rooms relating to an Acquisition Proposal.

(c) No-Shop Exception. Notwithstanding anything to the contrary in Section 6.02(a), or Section 6.02(b), between the date of this Agreement and the time the Requisite Company Vote is obtained, if (i) the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach by the Company or its Subsidiaries or Representatives of this Section 6.02 that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then, before (but not after) the Requisite Company Vote is obtained, the Company, upon a good faith determination by the Company Board (after consultation with its outside legal advisor) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party making the Acquisition Proposal and its Representatives regarding an Acquisition Proposal and (B) furnish to such Third Party or its Representatives information, including non-public information, relating to, and afford access to the business, properties, assets, books and records of, the Company and any of its Subsidiaries, in each case, subject to entering into an Acceptable Confidentiality Agreement; provided, that the Company shall (i) promptly provide to Parent any such information that is provided to any such Third Party that was not previously provided to or made available to Parent and (ii) only pursuant to customary “clean-room” or other appropriate procedures, provide such portions of documents or information to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature, if the exchange of such information (or portions thereof) would reasonably be likely to be harmful to the operation of the Company or its Subsidiaries in any material respect; provided, further, that the Company and its Subsidiaries shall, and shall cause their respective Representatives to, promptly (and in any event within 24 hours) following the time (if any) that the Company Board determines in good faith that such Acquisition Proposal does not constitute and would not reasonably be expected to result in a Superior Proposal, terminate such negotiations, discussions and information access and request that such Third Party promptly return or destroy all confidential information made available to such Third Party.

(d) Restrictions on Changes of Recommendation. Subject to Section 6.02(e) and Section 6.02(g), the Company Board and each committee thereof shall not, directly or indirectly: (A)(i) fail to include the Company Recommendation in the Prospectus/Proxy Statement when disseminated to the Company’s stockholders (and at all times thereafter prior to receipt of the Requisite Company Vote), (ii) withhold, withdraw or amend (or qualify or modify in a manner adverse to the other Parties) the Company Recommendation or its approval of this Agreement or the Mergers or publicly propose to do so, (iii) make any public recommendation in connection with a tender offer or exchange offer, other than a recommendation against such offer or as expressly permitted by Section 6.02(f), or fail to recommend against acceptance of such a tender or exchange offer or Acquisition Proposal by the close of business on the earlier of (x) the fifth (5th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14e-2 under the Exchange Act and (y) the third (3rd) Business Day prior to the Company Stockholders Meeting, as the same may be postponed in accordance with Section 6.04 (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date the Company Stockholders Meeting is held), (iv) (except as permitted by Section 6.02(e)) adopt, approve, recommend to its stockholders, endorse or otherwise declare advisable any Acquisition Proposal or resolve or agree or publicly propose to take any such actions, or (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly without qualification reaffirm the Company Recommendation within five (5) Business Days after Parent’s written request that the Company do so (or, relating to any Acquisition Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five (5) Business Days prior to the then-scheduled Company Stockholders Meeting (if applicable), fail to take the actions referred to in this clause (v), with references to the applicable five (5) Business Day period being replaced with two (2) Business Days) (each such action set forth in this Section 6.02(d) with respect to the Company Board being referred to herein as an “Adverse Recommendation Change”) or (B) authorize, cause or permit the Company or any of its controlled Affiliates to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in accordance with (c).

(e) Permitted Changes of Recommendation. Notwithstanding anything contained in this Section 6.02 to the contrary, prior to the time the Requisite Company Vote is obtained, but not after, the Company Board may, after complying with Section 6.02(g),

(i) effect an Adverse Recommendation Change if (and only if) (A) an Intervening Event occurs and (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the exercise of its fiduciary duties to the stockholders of the Company under applicable Law, or

(ii) (A) effect an Adverse Recommendation Change if (and only if) (x) the Company receives a unsolicited bona fide Acquisition Proposal that did not result from a breach by the Company of this Section 6.02 that is not withdrawn and (y) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal.

(f) Certain Permitted Disclosure. In addition, nothing contained in this Section 6.02 shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to the Transactions (provided that neither the Company nor the Company Board may effect an Adverse Recommendation Change unless permitted by Section 6.02(e)), (ii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, or (iii) disclosing that the Company Board or any committee thereof has determined that an Acquisition Proposal constitutes a Superior Proposal, that the Company Board or any committee thereof intends to make an Adverse Recommendation Change and in each case any material facts and circumstances relating thereto.

(g) Match Rights. The Company Board shall not take any action set forth in Section 6.02(e) unless it has first:

(i) caused the Company to provide Parent at least five (5) Business Days’ prior written notice of its intent to make an Adverse Recommendation Change (a “Specified Event Notice”), which notice shall (x) in the case of an action contemplated by Section 6.02(e)(i), specify in reasonable detail the circumstances related to the Intervening Event and the Company Board’s determination with respect thereto, or (y) in the case of an action contemplated by Section 6.02(e)(ii), (A) state that the Company has received an unsolicited Superior Proposal, (B) specify the material terms and conditions of such Superior Proposal, (C) identify the Person making such Superior Proposal, and (D) enclose the most recent unredacted draft of any agreements intended to be entered into in connection with such Superior Proposal (it being understood and agreed that the delivery of the notification contemplated by this clause  (i) shall not, in and of itself, constitute an Adverse Recommendation Change);

(ii) caused the Company and its Representatives to provide Parent the opportunity to meet with the Company Board and its outside legal counsel and negotiate, to the extent Parent so wishes to negotiate, in good faith during such five (5) Business Day period following delivery of the Specified Event Notice (the “Notice Period”), with Parent concerning any revisions to the terms of this Agreement that Parent wishes to propose in response to such Intervening Event or Superior Proposal, as applicable; and

(iii) following the end of the Notice Period, determined in good faith after consultation with its outside legal counsel and financial advisor, that (x) in the case of an action contemplated by Section 6.02(e)(i), the failure to effect an Adverse Recommendation Change in response to such Intervening Event continues to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law after taking into account any changes to which Parent has committed in writing to make to this Agreement, or (y) in the case of an action contemplated by Section 6.02(e)(ii), such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any changes to which Parent has committed in writing to make to this Agreement; provided, however, that, in the case of a Specified Event Notice in response to a Superior Proposal, if, during the Notice Period, any revisions are made to the financial or other material terms of the Superior Proposal that is the subject of such Specified Event Notice, the Company shall deliver to Parent a new notice describing such revisions (and providing copies of the most recent draft of any agreements implementing such revisions) and shall comply with the requirements of clause (i) and clause (iii) of this Section 6.02(g) (except that the Notice Period for such Superior Proposal shall be reduced from five (5) Business Days to three (3) Business Days).

(h) Notice of Acquisition Proposals. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any inquiry, proposal, offer, or request for access to information that would reasonably be expected to lead to an Acquisition Proposal, which notice shall include the material terms and conditions of any such Acquisition Proposal, unredacted copies of any material written communications and draft documentation received relating to such Acquisition Proposal and indicating the name of the Person making such Acquisition Proposal, and thereafter the notifying Party shall keep the other Party reasonably informed, on a timely basis, of the status and material terms of any such Acquisition Proposal (including any amendments thereto) and the status of any material discussions or negotiations with such Person or its Representatives (without prejudice to the restrictions set forth in Sections 6.02(a), 6.02(a)(v) and the other provisions of this Section 6.02) and provide copies of all material written communications and draft documentation received relating to such Acquisition Proposal. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours after any determination and at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such person) advise Parent in writing if the Company determines to begin providing information or engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.02(c).

(i) Representatives. Notwithstanding anything to the contrary in this Section 6.02, any action, or failure to take action, by a Representative of the Company that is taken by, at the direction of, or at the request of the Company or its Subsidiaries or their respective directors, officers, employees or Affiliates in violation of this Section 6.02 shall be deemed to be a breach of this Section 6.02 by the Company. In the event any Representative of the Company or its Subsidiaries (other than any director, officer, employee or Affiliate of the Company or its Subsidiaries) takes any action on behalf of the Company, which, if taken by the Company, would constitute a breach of this Section 6.02, and the Company does not cure such breach within three (3) Business Days of the date on which the Company obtains actual knowledge of such breach, then the Company shall be deemed to be in breach of this Section 6.02.

Section 6.03 Proxy Filing; Information Supplied.

(a) As promptly as reasonably practicable following the date of this Agreement (but in no event later than twenty (20) days), Parent and the Company shall promptly and jointly prepare and file with the SEC the prospectus/proxy statement relating to the Company Stockholder Meeting (the “Prospectus/Proxy Statement”) in preliminary form, and Parent shall as promptly as reasonably practicable prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in the First Merger, which shall include the Prospectus/Proxy Statement (the “S-4 Registration Statement”). Parent and the Company each shall use its reasonable best efforts to have the Prospectus/Proxy Statement cleared by the SEC as promptly as practicable after such filing, and Parent shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after its filing (and keep the S-4 Registration Statement effective for so long as may be necessary to consummate the Merger), and promptly thereafter the Company shall mail the Prospectus/Proxy Statement to its stockholders. Each of the Parties shall promptly furnish to the other all non-privileged information concerning such Party that is required by applicable Law to be included in the Prospectus/Proxy Statement or the S-4 Registration Statement so as to enable Parent to file the S-4 Registration Statement and the Company to file the Prospectus/Proxy Statement. Each of the Company, Parent and each Merger Sub shall promptly correct any information provided by it or any of its Representatives for use in the Prospectus/Proxy Statement or the S-4 Registration Statement if and to the extent that such information is discovered by the Company, Parent or Merger Subs, as applicable, to be or to have become false or misleading in any material respect. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Prospectus/Proxy Statement or the S-4 Registration Statement received by such Party from the SEC, including any request from the SEC for amendments or supplements thereto, and shall provide the other with copies of all other material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Prospectus/Proxy Statement and the S-4 Registration Statement or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other Party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other Party in connection with any such document or response. No filing of, or amendment or supplement to, the S-4 Registration Statement or the Prospectus/Proxy Statement will be made by either Parent or the Company, respectively, without the other’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity to review and comment thereon. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Prospectus/Proxy Statement or the S-4 Registration Statement unless, to the extent permitted by the SEC, it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the S-4 Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of Parent Shares for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement (and any amendment or supplement thereto) will, at the time the S-4 Registration Statement is filed and the date it becomes effective under the Securities Act or any post-effective amendment thereto is filed or is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

(c) If at any time prior to the Requisite Company Vote, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Prospectus/Proxy Statement or the S-4 Registration Statement, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to the Company stockholders.

(d) Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable Party) stockholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or the OTC or Nasdaq, as applicable, in connection with the Prospectus/Proxy Statement and the S-4 Registration Statement.

Section 6.04 Stockholders Meeting. Subject in all events to the terms of this Agreement, the Company shall (a) as soon as reasonably practicable (and in any event within five (5) Business Days) following the date on which the S-4 Registration Statement is declared effective under the Securities Act and the SEC staff advises that it has no further comments on the Prospectus/Proxy Statement or that the Company may commence mailing the Prospectus/Proxy Statement, duly call and give notice of, and commence mailing of the Prospectus/Proxy Statement to the holders of Company Shares as of the record date established for, a meeting of holders of the Company Shares (the “Company Stockholders Meeting”) to consider and vote upon the adoption of this Agreement, (b) as soon as reasonably practicable (but in any event within thirty-five (35) calendar days) following the commencement of the mailing of the Prospectus/Proxy Statement pursuant to clause (a) above, convene and hold the Company Stockholders Meeting, and (c) use its reasonable best efforts to solicit proxies from the Company stockholders in favor of the adoption of this Agreement and take all other actions necessary or advisable to secure the Requisite Company Vote; notwithstanding this Section 6.04, the Company may (and if requested by Parent, shall be required to) adjourn or postpone the Company Stockholders Meeting to a later date, of not more than fifteen (15) days, to the extent the Company believes in good faith, after consultation with Parent, that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the Prospectus/Proxy Statement is provided to the holders of Company Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Requisite Company Vote, (iii) to ensure that there are sufficient Company Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (iv) otherwise where required to comply with applicable Law. Subject to Section 6.02, the Company Board shall recommend the adoption of the Agreement at the Company Stockholders Meeting and, unless there has been an Adverse Recommendation Change permitted by and in accordance with Section 6.02(e), shall include the Company Recommendation in the Prospectus/Proxy Statement and take all lawful action necessary, proper or advisable on its part to solicit such adoption. For the avoidance of doubt, notwithstanding any Adverse Recommendation Change, the Company shall submit this Agreement to its stockholders for approval at the Company Stockholders Meeting and nothing contained herein (unless this Agreement is terminated in accordance with Article VIII prior to the Company Stockholders Meeting) shall relieve the Company of such obligation.

Section 6.05 Filings; Other Actions; Notification.

(a) Cooperation.

(i) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (A) take or cause to be taken all actions necessary or advisable to consummate and make effective the Mergers and the other Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, (B) obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other Transactions, including making any filings in connection therewith and supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to such filings, consents, registrations, approvals, permits and authorizations, (C) execute and deliver any additional instruments necessary to consummate the Transactions and (D) upon the reasonable written request of Parent or any Merger Sub, obtain all necessary or appropriate consents under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions; provided, that no Party or its Subsidiaries shall be required prior to the Effective Time to pay (and the Company and its Subsidiaries shall not, without the prior written consent of Parent, pay) any costs, expenses, consent or other similar fee or other consideration (other than immaterial administrative and/or legal costs and expenses) or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Material Contract that is not conditioned upon the consummation of the Mergers, to obtain any such consent of any Person under any Material Contract. Parent and the Company shall cooperate in scheduling and conducting any meetings with any Governmental Entity, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other Governmental Entity, obtaining the required statutory approvals, consents, and approvals from any Governmental Entity necessary, proper or advisable to consummate the Mergers, including, in each case, the strategy related thereto; provided, that, in the event Parent and the Company cannot reach an agreement after cooperating in good faith, Parent shall have the final determination over such matters.

(ii) Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or its Affiliates be required to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets, properties or businesses of Parent or any of its Affiliates or the Company or any of its Subsidiaries or otherwise to take, and the Company and its Subsidiaries shall not take without the prior written consent of Parent, any action that limits the freedom of action or otherwise restricts any of the assets, properties or businesses of Parent and its Affiliates or the Company and its Subsidiaries if such action (together with any other required action) would be reasonably expected to have a material impact on (A) the Company and its Subsidiaries, taken as a whole, (B) Parent and its Affiliates, taken as a whole, or (C) the benefits reasonably sought to be derived from the Transactions (a “Burdensome Condition”). The Company, Parent and each Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any applicable waiting period under any Antitrust Laws, or the obtaining of approval of any applicable Governmental Entity, as necessary.

(b) Information. The Company and Parent each shall, upon request by the other, use reasonable best efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Mergers and the Transactions; provided that the limitations set forth in the provisos to Section 6.06 shall apply to the Company’s and Parent’s obligations, mutatis mutandis.

(c) Status.

(i) Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly informing the other of any substantive oral communication with, and promptly furnishing the other with copies of written notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from, any Governmental Entity with respect to such Transactions. Subject to Section 6.05(a), neither the Company nor Parent shall permit any of its Representatives to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it, to the extent permitted by Law, consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(ii) Without limiting the generality of Section 6.05(a) or Section 6.05(c)(i), the Company and Parent shall each promptly advise the other Party if it obtains knowledge of (A) any written notice or other written communication from any counterparty to a Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Mergers (and provide a copy thereof) or (B) any written notice or other written communication from any other Person alleging that the consent of such Person is or may be required in connection with the Mergers (and provide a copy thereof). The Company shall notify Parent as promptly as practicable of any written notice or other written communication received after the date of this Agreement from any party to any Material Contract to the effect that such Party has terminated or intends to terminate or otherwise materially and adversely modify its relationship with the Company or any Subsidiary of the Company. Notwithstanding the foregoing, a Party’s failure to comply with this Section 6.05(c)(ii) (provided that such failure was not in bad faith) shall not constitute a failure of any condition set forth in Article VII to be satisfied, or otherwise provide any other Party the right not to effect the Transactions, except to the extent that any other provision of this Agreement independently provides such right.

Section 6.06 Access and Reports. Subject to any applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers, directors and employees, properties, books, Contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose such documents or information that are reasonably pertinent to any adverse actions, claims, suits or proceedings between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, or (iii) to disclose any privileged information or information subject to attorney work product protection of the Company or any of its Subsidiaries. Notwithstanding anything in this Section 6.06 to the contrary, the Company shall use reasonable best efforts to obtain any consents of third parties that are necessary to permit such access or make such disclosure and shall otherwise use reasonable best efforts to permit such access or disclosure, including pursuant to the use of “clean team” arrangements pursuant to which certain Representatives of Parent could be provided access to any such information. All requests for information made pursuant to this Section 6.06 shall be directed to such officer of the Company designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 6.07 Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the First Merger to be approved for listing on Nasdaq if required under the rules and regulations of Nasdaq, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the OTC to enable the delisting by the Surviving Corporation or the Surviving Company, as the case may be, of the Company Shares from the OTC and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) calendar days after the Closing Date.

Section 6.08 Publicity. The initial press release regarding the Transactions shall be a joint press release, and thereafter, unless an Adverse Recommendation Change shall have occurred, and except with respect to press releases and other public statements in connection with Section 6.02 (to the extent expressly permitted pursuant to Section 6.02), the Company and Parent each shall obtain the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed prior to issuing any press releases or otherwise making public announcements with respect to the Mergers and the other Transactions unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or an interdealer quotation system or a trading market to issue or cause the publication of any press release or other public announcement with respect to the Mergers, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as is reasonably practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto. Notwithstanding the foregoing, the Company and Parent (and their respective Subsidiaries) may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by the Parties in compliance with this Section 6.08. Nothing in this Section 6.08 shall restrict or prohibit the Parties from making any announcement from the date hereof through the Effective Time to its respective employees, customers and other business relations to the extent such Party, as the case may be, determines in good faith that such announcement is necessary or advisable and is consistent in all substantive respects with previous press releases or public disclosures relating to the Mergers and this Agreement.

Section 6.09 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement, the Mergers and the other Transactions shall be paid by the Party incurring such expense, except (a) that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company and (b) as otherwise expressly set forth in this Agreement.

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Company, and Parent shall, if the Surviving Company is not able, to indemnify and hold harmless each present and former director or officer of the Company or any of its Subsidiaries and each other Person who, at the request or for the benefit of the Company or any of its Subsidiaries, is or was previously serving as a director, officer, manager, employee or fiduciary of any other Person or any benefit plan of the Company or any benefit plan of any of the Subsidiaries of the Company (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in the certificate of incorporation or bylaws or other governing documents of the Company or the applicable Subsidiary of the Company in effect on the date of this Agreement or any indemnification agreement between such Indemnified Parties and the Company in existence as of, and disclosed to Parent prior to, the date hereof, to the fullest extent permitted under applicable Law (and Parent shall also advance fees, costs and expenses (including attorney’s fees and disbursements) as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Person is not entitled to indemnification hereunder or thereunder).

(b) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Company thereof, but the failure to so notify shall not relieve the Surviving Company or Parent, as applicable, of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.

(c) For six (6) years after the Effective Time, Parent shall cause the Surviving Company to maintain in effect provisions in the Surviving Company’s certificate of formation and limited liability company agreement or similar organizational documents (or in such documents of any successor to the business of the Surviving Company) and the organizational documents of any Subsidiary of the Company regarding exculpation, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement (including with respect to the Indemnified Parties). From and after the Effective Time, Parent, the Surviving Corporation and its Subsidiaries and from and after the Second Effective Time, Parent, the Surviving Company and its Subsidiaries, in each case, including RT, shall honor and comply with their respective obligations under any indemnification agreement with any Indemnified Party in effect as of (and disclosed or made available to Parent prior to) the date of this Agreement and indemnification obligations under the RT LLC Agreement, and not amend, repeal or otherwise modify any such agreement or the RT LLC Agreement in any manner that would adversely affect any right of any Indemnified Party thereunder.

(d) Prior to the Effective Time, the Company may, as of the Effective Time, obtain and fully pay for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies with a claims period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage no less favorable in any material respect to the Indemnified Parties than the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 6.10(d) of the Company Disclosure Letter. If the Company, for any reason, fails to obtain such “tail” insurance policies as of the Effective Time, Parent shall or shall cause the Surviving Company to use its best efforts to purchase D&O Insurance for such six (6) year period with benefits and levels of coverage no less favorable in any material respect to the Indemnified Parties than the Company’s existing policies as of the date of this Agreement with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions), provided, however, that in no event shall Parent or the Surviving Company be required to expend for such policies an annual premium amount in excess of the amount set forth in Section 6.10(d) of the Company Disclosure Letter; and, provided further that if the annual premium of such insurance coverage exceed such amount, Parent or the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e) If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.10.

(f) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs, assigns and legal representatives. From and after the Effective Time, the obligations of Parent and the Surviving Company under this Section 6.10 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 6.10 applies without the consent of such Indemnified Party.

(g) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or other governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

Section 6.11 Other Actions by the Company and Parent.

(a) Takeover Statute. If any Takeover Statute is or may become applicable to the Mergers or the other Transactions, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate (or to the extent elimination is not possible, minimize) the effects of such statute or regulation on such Transactions.

(b) Section 16 Matters. The Company Board and the Parent Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the disposition of Company Shares and other derivative securities with respect to Company Shares, (ii) the conversion of Company Shares and other derivative securities with respect to Company Shares into Parent Shares or other derivative securities with respect to Parent Shares, as the case may be, and (iii) the acquisition of Parent Shares or other derivative securities with respect to Parent Shares as the case may be, pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

(c) The Company agrees that prior to the Effective Time, neither the Company nor any of its Subsidiaries shall (i) file any registration statement (other than on Form S-8) or (ii) consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act.

Section 6.12 Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of any and all litigation or other legal proceedings commenced or threatened in writing by a Company stockholder against the Company or any of its Subsidiaries, or their respective Boards of Directors, in each case in connection with, arising from or otherwise relating to or regarding the Mergers or the Transactions, including any legal proceeding alleging or asserting any misrepresentation or omission in the Prospectus/Proxy Statement or any other communications to the Company stockholders, other than any legal proceedings among the Parties and their Affiliates (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed on a current basis with respect to the status thereof and promptly furnish Parent with copies of communications received or documents filed. The Company and Parent shall cooperate in the defense and settlement of any Transaction Litigation. The Company shall promptly notify Parent of such litigation (including any threats thereof) and (i) consult with Parent on, and consider in good faith all of Parent’s comments to, all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, (ii) give Parent the opportunity to participate in the Company’s defense or settlement of any Transaction Litigation at Parent’s sole cost and expense and (iii) consult with Parent with respect to the proposed strategy, material actions and significant decisions (including relating to defense, settlement and prosecution) with respect to any Transaction Litigation. The Company agrees that it shall not settle or offer to settle any Transaction Litigation without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.13 Obligations of Merger Subs. Parent shall take all action necessary to cause each Merger Sub, the Surviving Corporation, and the Surviving Company to perform their respective obligations under this Agreement.

Section 6.14 Tax Matters.

(a) Intended Tax Treatment. Each of the Parties shall (and shall cause their respective Affiliates to) use its reasonable best efforts (1) to cause the Mergers, taken together, to qualify for the Intended Tax Treatment, and (2) not to knowingly take any action not required by this Agreement or fail to take any action required by this Agreement that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment; provided, that, notwithstanding any provision in this Agreement to the contrary, following the Mergers, neither Parent nor any Subsidiary of Parent (including, without limitation, the Surviving Company and its Subsidiaries) shall be obligated to retain any assets of the Company or any of its Subsidiaries other than those that, in the sole discretion of Parent, exercised in good faith, are directly related to the ownership and operation of RT and its business.

(b) Tax Opinions. If, in connection with the preparation and filing of the S-4 Registration Statement (including the Prospectus/Proxy Statement), the SEC requires that a tax opinion be prepared and submitted to the SEC regarding the tax treatment of the Mergers, each Party shall use reasonable best efforts to execute and deliver customary Tax representation letters to counsel rendering such opinion in form and substance reasonably satisfactory to such counsel.

ARTICLE VII

CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each Party to effect the Mergers is subject to the satisfaction or waiver by the Parties at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by holders of Company Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Nasdaq Listing. The Parent Shares issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on Nasdaq subject to official notice of issuance if required under the rules and regulations of Nasdaq.

(c) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order that makes illegal, enjoins or otherwise prohibits the consummation of the Mergers.

(d) S-4. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued (and not rescinded), and no proceedings for that purpose shall be pending before the SEC.

Section 7.02 Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and each Merger Sub to effect the Mergers are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 5.01 (other than Section 5.01(a) (Organization, Good Standing and Qualification), Section 5.01(b) (Capital Structure), Section 5.01(c) (Corporate Authority, Approval), Section 5.01(d)(ii)(A) (Non-Contravention), Section 5.01(f)(ii) (Absence of Certain Changes), and Section 5.01(t) (Brokers and Finders)) shall be true and correct (without regard to “materiality,” “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that would not constitute a Company Material Adverse Effect, (ii) Section 5.01(b)(i) and Section 5.01(b)(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), except for de minimis inaccuracies, and (iii) Section 5.01(a) (Organization, Good Standing and Qualification), Section 5.01(b) (other than Section 5.01(b)(i) and Section 5.01(b)(ii)) (Capital Structure), Section 5.01(c) (Corporate Authority, Approval), Section 5.01(d)(ii)(A) (Non-Contravention), Section 5.01(f)(ii) (Absence of Certain Changes), and Section 5.01(t) (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date).

(b) Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, all of its obligations under this Agreement required to be performed or complied with by it at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d) DG Promissory Note Payoff Agreement. The Company shall have received the DG Promissory Note Payoff Agreement duly executed by all parties thereto and the DG Promissory Note Payoff Agreement is in full force and effect as of the Effective Time.

(e) DG Transfer Instrument. Parent shall have received a copy of the DG Transfer Instrument duly executed by DG and Standard Silver, and the Property (as defined in the DG Promissory Note Payoff Agreement) shall have been validly conveyed, transferred and assigned from Standard Silver to DG and duly recorded as of the Effective Time.

(f) Officer’s Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c), Section 7.02(d) and Section 7.02(e) have been satisfied.

(g) Regulatory Consents. The waiting periods, if any, (and any extensions thereof pursuant to an agreement with a Governmental Entity) applicable to the Mergers will have expired or otherwise been terminated, or all requisite consents, directions or orders required to consummate the Mergers pursuant thereto will have been obtained without the imposition of a Burdensome Condition.

Section 7.03 Conditions to Obligations of the Company The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Subs set forth in (i) Section 5.02 (other than Section 5.02(a) (Organization, Good Standing and Qualification), Section 5.02(b) (Capital Structure), Section 5.02(c) (Corporate Authority, Approval), Section 5.02(d)(ii) (Non-Contravention), Section 5.02(f)(ii) (Absence of Certain Changes), and Section 5.02(h) (Brokers and Finders)) shall be true and correct (without regard to “materiality,” “Parent Material Adverse Effect” and similar qualifiers contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that would not constitute a Parent Material Adverse Effect, (ii) Section 5.02(b)(i) and Section 5.02(b)(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), except for de minimis inaccuracies, and (iii) Section 5.02(a) (Organization, Good Standing and Qualification), Section 5.02(b) (other than Section 5.02(b)(i) and Section 5.02(b)(ii)) (Capital Structure), Section 5.02(c) (Corporate Authority, Approval), Section 5.02(d)(ii) (Non-Contravention), Section 5.02(f)(ii) (Absence of Certain Changes), and Section 5.02(h) (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date).

(b) Performance of Obligations of Parent and Merger Subs. Each of Parent and each Merger Sub shall have performed and complied with, in all material respects, all of their respective obligations under this Agreement required to be performed or complied with by them at or prior to the Closing.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

(d) Officer’s Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and each Merger Sub by an executive officer of Parent to the effect the conditions set forth in Section 7.03(a), Section 7.03(b), and Section 7.03(c) have been satisfied.

(e) Regulatory Consents. The waiting periods, if any, (and any extensions thereof pursuant to an agreement with a Governmental Entity) applicable to the Mergers will have expired or otherwise been terminated, or all requisite consents, directions or orders required to consummate the Mergers pursuant thereto will have been obtained.

ARTICLE VIII

TERMINATION

Section 8.01 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent.

Section 8.02 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote, by either Parent or the Company if:

(a) the Mergers shall not have been consummated by December 4, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any Party that has materially breached its obligations under this Agreement in any manner whose action or failure to act has been the primary cause of, or primarily resulted in, the failure of the Mergers to have been consummated by the End Date;

(b) the adoption of this Agreement by the stockholders of the Company shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(c) any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to a Party whose action or failure to act has been the primary cause of, or primarily resulted in, the action or event described in this Section 8.02(c) occurring; and provided further that, the Party seeking to terminate this Agreement pursuant to this Section 8.02(c) shall have complied with its obligations under Section 6.05.

Section 8.03 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned by the Company at any time prior to the Effective Time:

(a) whether before or after the Requisite Company Vote is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Subs in this Agreement, such that (i) Section 7.03(a), Section 7.03(b), or Section 7.03(c) would not be satisfied and (ii) such breach is not curable or, if curable by the End Date, Parent (A) shall not have commenced good faith efforts to cure such breach or failure to perform within fifteen (15) calendar days following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.03(a) and the basis for such termination or (B) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform.

Section 8.04 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by Parent if:

(a) if an Adverse Recommendation Change shall have occurred or the Company approves or enters into an Alternative Acquisition Agreement; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that (i) Sections 7.02(a), Section 7.02(b) or Section 7.02(c) would not be satisfied and (ii) such breach is not curable or, if curable by the End Date, the Company (A) shall not have commenced good faith efforts to cure such breach or failure to perform within fifteen (15) calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.04(b) and the basis for such termination or (B) are not thereafter continuing to take good faith efforts to cure such breach or failure to perform.

Section 8.05 Effect of Termination and Abandonment.

(a) The Party terminating this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) must deliver written notice thereof to the other Parties setting forth in reasonable details the provision of this Article VIII pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision. Any proper and valid termination of this Agreement pursuant to this Article VIII will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. Except as otherwise provided in this Section 8.05, in the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from fraud in the making of any representation or warranty expressly set forth herein or any Willful Breach of this Agreement and (ii) the provisions set forth in this Section 8.05 and Article IX shall survive termination of this Agreement.

(b) Payment of Termination Fee by the Company.

(i) If this Agreement is terminated by Parent pursuant to Section 8.04(a) (Company Adverse Recommendation Change), then the Company shall pay to Parent, by wire transfer of immediately available funds, $3,250,000 (the “Termination Fee”) within two (2) Business Days following the date of any such termination by Parent; provided, that if either Parent or the Company terminates this Agreement pursuant to Section 8.02(b) (Company Stockholder Approval Not Obtained) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 8.04(a) (Company Adverse Recommendation Change), this Agreement shall be deemed terminated by Parent pursuant to Section 8.04(a) (Company Adverse Recommendation Change) for purposes of this Section 8.05(b)(i).

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.02(a) (Termination for End Date) or Section 8.02(b) (Company Stockholder Approval Not Obtained), or by Parent pursuant to Section 8.04(b) (Company Terminable Breach), (B) an Acquisition Proposal has been publicly announced or otherwise communicated to the Company’s stockholders after the date of this Agreement and before the date this Agreement is so terminated, and (C) within twelve (12) months following the date of such termination (1) the Company Board has recommended that stockholders vote in favor of, or tender into, an Acquisition Proposal, (2) the Company has entered into an Alternative Acquisition Agreement providing for the consummation of an Acquisition Proposal, or (3) an Acquisition Proposal has been consummated (provided, that for purposes of this Section 8.05(b)(ii)(C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in cash in immediately available funds, concurrently with the occurrence of the applicable event described in Section 8.05(b)(ii)(C) above, the Termination Fee.

(iii) The Company acknowledges that the agreements contained in this Section 8.05(b) are an integral part of the Transactions, and that, without these agreements, Parent and each Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.05(b), and, in order to obtain such payment, Parent or any Merger Sub commences a suit that results in a judgment against the Company requiring payment of the Termination Fee or reimbursement of expenses set forth in this Section 8.05(b) or any portion of such amounts, the Company shall pay to Parent and each Merger Sub their costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee, at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made, from the date such payment was required to be made through the date of payment.

(c) Exclusive Remedy. The Parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Except in the case of a Willful Breach of this Agreement, if Parent receives the full amount of the Termination Fee from the Company in the circumstances described in Section 8.05(b)(i) or (ii), such payment shall be the sole and exclusive remedy of Parent against the Company and its Subsidiaries and their respective former, current or future partners, stockholders, managers, members, Affiliates and Representatives and none of the Company, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates, or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d) Liquidated Damages. Without in way limiting the rights of the Parties to seek specific performance or other equitable remedy pursuant to Section 9.05, the Company, Parent and each Merger Sub acknowledge and agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.01 Survival. This Article IX and the agreements of the Company, Parent and Merger Subs contained in Article II, Article III, Article IV, Section 6.07 (Stock Exchange Listing and Delisting), Section 6.09 (Expenses), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) and Article IX shall survive the consummation of the Mergers. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers.

Section 9.02 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the Parties, by action of the board of directors of the respective Parties; provided, that after the Requisite Company Vote has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under applicable Law without such approval having first been obtained.

Section 9.03 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Mergers are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. Any failure or delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 9.04 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 9.05 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE; REMEDIES.

(a) THIS AGREEMENT, ALL ACTIONS, CLAIMS, SUITS OR PROCEEDINGS IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE, THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT OR THE PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD HAVE THE EFFECT OF APPLYING THE LAWS OF, OR DIRECTING A MATTER TO, ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and, if such courts will not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Mergers and the other Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO SUCH PARTY, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, without the necessity of proving the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such Party is entitled at Law or in equity and each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at Law, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 9.05(c), a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including, subject to Section 8.05(c), monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.05(c) are not available or otherwise are not granted and (ii) nothing contained in this Section 9.05(c) shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.05(c) before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 9.05(c) or anything contained in this Section 9.05(c) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.05(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not in and of itself preclude the exercise of any other remedy; provided, that the Parties acknowledge and agree that, while a Party may pursue a grant of specific performance prior to the valid termination of this Agreement, following a valid termination of this Agreement, under no circumstances shall such Party be permitted or entitled to seek a grant of specific performance to cause the Closing to occur or to enforce any provision of this Agreement which does not survive such termination.

Section 9.06 Notices. Any notice, request, instruction or other document or communication to be given to any Party hereunder shall be in writing and will be deemed to have been duly delivered and received hereunder (a) upon delivery if personally delivered by hand providing proof of delivery, (b) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (c) when delivered if sent by a nationally recognized overnight courier service (with confirmation of delivery), in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Subs:

USA Rare Earth, Inc.

100 West Airport Road

Stillwater, OK 74075

Attention: David Kronenfeld

Email: david.kronenfeld@usare.com

(with a copy, which shall not constitute notice, to):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel Rubinstein; Gregory Pryor; Joseph F. Rosati

E-mail: joel.rubinstein@whitecase.com; gpryor@whitecase.com; joseph.rosati@whitecase.com

(b) if to the Company:

Texas Mineral Resources Corp.

527 21st Street, #44

Galveston, TX 77550

Attention: Anthony Marchese

Email: amarchese@tmrcorp.com

(with a copy, which shall not constitute notice, to):

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell Nussbaum; Megan Stombock

Email: mnussbaum@loeb.com; mstombock@loeb.com

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

Section 9.07 Entire Agreement. This Agreement (including any exhibits and schedules hereto), the Ancillary Agreements, and the Non-Disclosure Agreement dated February 8, 2026, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter of this Agreement.

Section 9.08 No Third Party Beneficiaries. Parent, each Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein and in the Ancillary Agreements are solely for the benefit of the Parties, in accordance with and subject to the terms of this Agreement and the Ancillary Agreements and are not intended to, and do not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (a) as provided in Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) and (b) if the Effective Time occurs, the right of the Company’s shareholders to receive the Merger Consideration, cash in lieu of fractional Parent Shares pursuant to Section 4.02(f) and any distribution or dividend payable pursuant to Section 4.02(d) in accordance with Article IV. The Parties further agree that the rights of third party beneficiaries under Section 6.10 shall not arise unless and until the Effective Time occurs.

Section 9.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.10 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “made available to Parent,” “furnished,” “provided” or “delivered” and words of similar import refer to documents or information posted to the “Project Hammer – VDR” file on SharePoint by or on behalf of the Company by no later than 5:00 p.m. Eastern Time on March 2, 2026, or that has been filed with the SEC and is publicly accessible on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database at least two (2) Business Days prior to the date hereof. All references to lists or copies of any documents (including those “made available to Parent,” “furnished,” “provided” or “delivered” and words of similar import (as applicable)) shall mean true, correct and complete copies of such lists or documents, as applicable. All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. The defined terms contained in this Agreement are applicable to the singular, as well as to the plural, forms of such terms. References to any statute, rule, regulation, law or Law shall be deemed to refer to all applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. All references to “$” or “cents” in this Agreement are to United States dollars or divisions thereof. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, in accordance with its terms. References to any Person include the successors and permitted assigns of that Person. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) References to days mean calendar days unless otherwise specified. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(d) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(e) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by electronic delivery. References to “written” will be construed in the same manner.

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence and except as set forth herein, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.12 Company Disclosure Letter. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure, notwithstanding the omission of any reference or cross-reference thereto. Each capitalized term used in the Company Disclosure Letter but not otherwise defined therein has the meaning given to such term herein. The Company Disclosure Letter may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Letter, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise. Notwithstanding any provision of this Agreement to the contrary, the Company Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein in accordance with Section 268(b) of the DGCL.

Section 9.13 Parent Disclosure Letter. The Parties agree that the disclosure set forth in any particular section or subsection of the Parent Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of Parent and Merger Subs that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of Parent and Merger Subs that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure, notwithstanding the omission of any reference or cross-reference thereto. Each capitalized term used in the Parent Disclosure Letter but not otherwise defined therein has the meaning given to such term herein. The Parent Disclosure Letter may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Parent Disclosure Letter, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise. Notwithstanding any provision of this Agreement to the contrary, the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein in accordance with Section 268(b) of the DGCL.

ARTICLE X

CERTAIN DEFINITIONS

Section 10.01 Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.01.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company (and its Affiliates and Representatives) than those contained in the Confidentiality Agreement that are applicable to the Company, (ii) does not contain terms that restrict the Company’s ability to comply with its obligations under this Agreement (including Section 6.02) and (iii) that does not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counter-party’s fees, costs or expense of any nature.

“Acquisition Proposal” means any inquiry, proposal (whether or not in writing) or offer from any person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of any of the Company’s interest in RT, (ii) acquisition that, if consummated, would result in any person or group owning twenty percent (20%) or more of the consolidated assets (based on the fair market value thereof), revenues or net income of the Company and its subsidiaries, (iii) acquisition of Company Shares representing twenty percent (20%) or more of the outstanding Company Shares, (iv) tender offer or exchange offer that, if consummated, would result in any person or group having beneficial ownership of Company Shares representing twenty percent (20%) or more of the outstanding Company Shares, (v) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such person or group (or the equity holders of any person) would acquire, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or such surviving entity, or (vi) combination of the foregoing, in each case, other than the Mergers.

“Adverse Recommendation Change” has the meaning set forth in Section 6.02(d).

“Affiliate” means, when used with respect to any Party, any Person who is an “affiliate” of that Party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.02(a)(v).

“Ancillary Agreements” means the Confidentiality Agreement, the Voting and Support Agreements, and the other documents certificates and instruments and agreements among the Parties as contemplated by or referred to herein.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Antitrust Laws” has the meaning set forth in Section 5.01(d)(i).

“Applicable Date” has the meaning set forth in Section 5.01(e)(i).

“Appraisal Shares” has the meaning set forth in Section 4.03.

“Balance Sheet” has the meaning set forth in Section 5.01(h).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.01(c)(i).

“Book Entry Company Share” has the meaning set forth in Section 4.01(a).

“Book Entry Parent Shares” means uncertificated Parent Shares represented by book entry.

“Burdensome Condition” has the meaning set forth in Section 6.05(a)(ii).

“Business Day” means any day ending at 11:59 p.m. (Eastern Time), other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Bylaws” has the meaning set forth in Section 2.02(a).

“Capitalization Date” has the meaning set forth in Section 5.01(b)(i).

“Certificate” has the meaning set forth in Section 4.01(a).

“Certificate of Formation” has the meaning set forth in Section 2.01(b).

“Certificate of Merger” has the meaning set forth in Section 1.03(a).

“Charter” has the meaning set forth in Section 2.01.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commerce Department” means the United States Department of Commerce.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and (b) all other compensation or benefit plans, programs, policies, practices, agreements or other arrangements, whether or not subject to ERISA, including, all cash, equity-based, incentive, bonus, employment, consulting, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, relocation, loan, fringe benefit, severance, retirement, supplemental retirement, profit sharing, pension, deferred compensation, defined contribution, savings, or termination plans, programs, policies, practices agreements or other arrangements, in each case of paragraphs (a) and (b), that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any current, potential, or contingent liability, in each case, for the benefit of any current or former employee, director, or individual independent contractor (or any dependent or beneficiary thereof).

“Company Board” has the meaning set forth in the Recitals.

“Company Data” means any and all data and information received, generated, collected, owned or processed by or on behalf of the Company in connection with the operation of its business.

“Company Disclosure Letter” has the meaning set forth in Section 5.01.

“Company Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries, and includes all Registered IP.

“Company Invested Entity” has the meaning set forth in Section 5.01(b)(iii).

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, fact, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, fact, conditions, circumstances and occurrences, (a) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the Mergers and the other Transactions prior to the End Date or (b) is, or would reasonably be expected to be, materially adverse to the business, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred for purposes of clause (b) of this definition: (i) any changes in general United States or global economic conditions, (ii) any changes in the general conditions of the industries in which the Company and its Subsidiaries operate (including any change (on a current or forward basis) in the price of precious metals or rare earth metals or minerals, changes in commodity prices or general market prices affecting the mining industry generally), (iii) any decline in the market price or trading volume of the Company Shares, in and of itself (provided that the exception in this clause (iii) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline from being taken into account in determining whether there has been a Company Material Adverse Effect), (iv) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (iv) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure from being taken into account in determining whether there has been a Company Material Adverse Effect), (v) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Mergers or any of the other Transactions (provided that the exception in this clause (v) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (vi) any change in applicable Law or GAAP (or authoritative interpretations or enforcement thereof), (vii) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (C) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) including, in all cases of this clause (vii), the response of any Governmental Entities thereto, or (viii) any action taken by the Company or its Subsidiaries at Parent’s written request; except, in the cases of clauses (i), (ii), (vi) and (vii), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries or geographies in which the Company and its Subsidiaries operate.

“Company Preferred Shares” has the meaning set forth in Section 5.01(b)(i).

“Company Recommendation” has the meaning set forth in Section 5.01(c)(ii).

“Company Reports” has the meaning set forth in Section 5.01(e)(i).

“Company Share” has the meaning set forth in Section 4.01(a).

“Company Stock Plan” means the Texas Mineral Resources Corp. Amended and Restated 2008 Stock Option Plan, as amended from time to time.

“Company Stockholders Meeting” has the meaning set forth in Section 6.04.

“Confidentiality Agreement” has the meaning set forth in Section 9.07.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement, franchise, arrangement, commitment, understanding, joint venture, partnership, instrument, or other right or obligation (whether written or oral).

“D&O Insurance” has the meaning set forth in Section 6.10(d).

“Delaware LLC Act” has the meaning set forth in the Recitals.

“DG” means Daniel Gorski.

“DG Promissory Note” means that certain promissory note, dated as of December 5, 2024, by and between DG and the Company.

“DG Promissory Note Payoff Agreement” means an agreement, in form and substance reasonably satisfactory to Parent, between DG and Standard Silver that, upon the repayment of all amounts due under the DG Promissory Note as set forth therein in property, (i) the DG Promissory Note is terminated and shall be of no further force or effect, (ii) the holder thereof has released and discharged Standard Silver and its Affiliates (including, from and after the Effective Time, Parent and its Affiliates) from any and all claims, obligations, Liens and liabilities arising under or in connection with the DG Promissory Note, and (iii) the holder thereof shall have no further rights or claims against Standard Silver and its Affiliates (including, from and after the Effective Time, Parent and its Affiliates) arising under or in connection with the DG Promissory Note.

“DG Transfer Instrument” means such transfer and assignment agreement, grant, deed, bill of sale, or other document or instrument necessary to validly reconvey, transfer, and assign the Property (as defined in the DG Promissory Note Payoff Agreement), from Standard Silver to DG which such DG Transfer Instrument shall include indemnification provisions in favor of the Company and its Affiliates (including, from and after the Effective Time, Parent and its Affiliates) in respect of any and all liabilities to the extent arising out of, or relating to the DG Promissory Note Payoff Agreement and the DG Transfer Instrument in form and substance reasonably satisfactory to Parent.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Letters” has the meaning set forth in Section 5.02.

“DTC” has the meaning set forth in Section 4.02(b).

“Effective Time” has the meaning set forth in Section 1.03(a).

“End Date” has the meaning set forth in Section 8.02(a).

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, removal or remedial action, request for information, decree, order, demand or notice (written or oral) by any Person alleging actual or potential liability (including, actual or potential liability for investigatory costs, cleanup costs, indemnification, governmental response costs, natural resources damages, remedial or other property damages, compliance or enforcement costs, personal injuries, attorneys’ or consultants’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of or exposure to any Hazardous Substance, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means Law relating to: (a) pollution or the protection, restoration, rehabilitation, mine closure, reclamation, remediation, investigation or restoration of the environment or natural resources, (b) the handling, disposal, use, presence, sale, distribution, marketing, labeling, importation, exportation, generation, treatment, storage, Release or threatened Release of, or contamination by, any Hazardous Substance, (c) health and safety relating to exposure to any hazardous, dangerous or toxic substances, or (d) consumer product, worker or environmental warnings as relates to exposure to hazardous, dangerous or toxic substances.

“Environmental Permits” has the meaning set forth in Section 5.01(l)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any other employer (whether or not incorporated), as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 4.02(a).

“Exchange Fund” has the meaning set forth in Section 4.02(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the Parent Share Consideration by (b) the aggregate number of Company Shares outstanding as of the Effective Time on a fully diluted basis.

“Excluded Share” has the meaning set forth in Section 4.01(a).

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Preamble.

“First Merger Sub Board” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles in the United States as of the date of this Agreement.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” has the meaning set forth in Section 5.01(d)(i).

“Hazardous Substance” means any substance that is listed, classified or regulated pursuant to, or that may give rise to standards of conduct or liability under, any Environmental Law, including any petroleum product, compound or by-product, explosive material, volatile organic compounds, semi-volatile organic compounds, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, dioxins, heavy metals, per- and polyfluoroalkyl substances, mold, radioactive material and radon.

“Indebtedness” means, excluding the DG Promissory Note, with respect to any Person, without duplication, as of the date of determination: (a) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties; (b) all obligations of such Person evidenced by bonds, debentures, indentures, notes or similar instruments; (c) all obligations of such Person issued or assumed as the deferred purchase price of property or service (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment); (d) all lease obligations of such Person which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (e) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed; (f) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof); (g) all letters of credit, performance bonds or surety bonds issued for the account of such Person, to the extent drawn upon; (h) any earned, owed, or accrued, but unpaid, salaries, wages, or other compensation (including, severance) or unpaid expense reimbursements and accrued but unused vacation or similar paid time off, or any unfunded deferred compensation or pension or other defined benefit liability, and any employer-side payroll or similar Taxes thereon; (i) deferred or unpaid purchase price liabilities related to past acquisitions; (j) payment obligations arising in connection with earnouts, “seller financing” or other contingent payment obligations (other than contingent indemnification obligations that have not matured and as to which no claims have been made or, to the Knowledge of the Company, threatened); (k) all obligations of such person to purchase, redeem, retire, defease, or otherwise acquire for value any capital stock of such person or rights to acquire such capital stock; (l) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other person of a type described in clauses (a) through (k) above, and with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (1) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indemnified Parties” has the meaning set forth in Section 6.10(a).

“Insurance Policies” has the meaning set forth in Section 5.01(q).

“Intellectual Property” means any and all rights in or to any of the following anywhere in the world, whether registered or unregistered: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, divisionals, continuations, continuations-in-part and renewal applications, renewals, extensions, validations, counterparts and reissues, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (c) Trade Secrets; (d) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names and social media accounts or user names; and (f) all other intellectual property or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Intervening Event” means any material change, event, fact, circumstance, condition, development or occurrence that first becomes known to the Company’s Board after the date of this Agreement and was not reasonably foreseeable by the Company’s Board as of the date of this Agreement; provided, however, that in no event shall any of the following constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event: (i) the receipt, existence or terms of any Acquisition Proposal, or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) any changes in general United States or Global Market conditions, (iii) any changes in the general conditions of the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries operate (including any change (on a current or forward basis) in the price of precious metals or rare earth metals or minerals, changes in commodity prices or general market prices affecting the mining industry generally) (iv) any outbreak of escalation of hostilities, any acts of war (whether or not declared), military actions, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) including, in all cases of this clause (iv), the response of any Governmental Entities thereto, (v) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather related event, natural or man made disaster, act of God or other force majeure events or occurrences or (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, (vi) any change in applicable Law or GAAP (or authoritative interpretations thereof) after the date of this Agreement, (vii) any change in the market price or trading volume of the Company Shares or the Parent Shares, in and of itself, (viii) the Company or Parent, or any of their respective Subsidiaries, meeting or exceeding any applicable internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period, or (ix) any failure, in and of itself, by the Company or Parent to meet any applicable internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed in Section 10.01(b) of the Company Disclosure Letter and (b) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed in Section 10.01(a) of the Parent Disclosure Letter.

“Law” has the meaning set forth in Section 5.01(j)(i).

“Leased Real Property” has the meaning set forth in Section 5.01(s)(ii).

“Licenses” has the meaning set forth in Section 5.01(j)(i).

“Lien” means any lien (statutory, regulatory, or otherwise), charge, pledge, hypothecation, mortgage, lease, restriction, covenant, title defect, assignment, encumbrance, adverse right, community or material property interest, claim, option, right of first refusal, preemptive right or security interest of any kind or nature whatsoever, including reclamation obligations and any restriction on the voting or transfer of any security (except for those imposed by applicable securities Laws).

“LLCA” has the meaning set forth in Section 2.02(b).

“Material Contract” means with respect to the Company and its Subsidiaries, any of the following Contracts:

(i) that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) pursuant to which the Company or any Subsidiary of the Company has any material continuing “earn-out” or other contingent payment obligations arising in connection with the acquisition or disposition by the Company or any of its Subsidiaries;

(iii) containing any standstill or similar provision remaining in effect pursuant to which the Company or any Subsidiary of the Company has agreed not to acquire securities or material assets of another Person;

(iv) relating to any issuance or potential issuance of any securities of the Company or any of its Subsidiaries;

(v) with a Governmental Entity;

(vi) that (A) limits in any material respect either the type of business in which the Company or its Subsidiaries (or in which Parent or any of its Subsidiaries after the Effective Time) may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) would require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, or (C) grants “most favored nation” status that, following the Transactions, would apply to Parent or any of its Subsidiaries, including the Surviving Corporation and its Subsidiaries and the Surviving Company and its Subsidiaries;

(vii) that, (A) is an indenture, loan or credit Contract, security agreement, bond, loan note, mortgage Contract, letter of credit or other Contract representing or otherwise in respect of or relating to Indebtedness of the Company or any Subsidiary of the Company in an outstanding principal amount in excess of $50,000, individually or in the aggregate, (B) is a guarantee by the Company or any Subsidiary of the Company of Indebtedness or any other obligation of any Person other than the Company or a wholly owned Subsidiary of the Company in excess of $50,000, individually or in the aggregate, or (C) provide for any Lien on any asset of the Company or any Subsidiary of the Company;

(viii) involving the guarantee, assumption or acting as a surety by the Company or any of its Subsidiaries in respect of any liabilities or obligations of another Person (including letters of credit, surety bonds, credit assurances, agreements relating to the posting of cash collateral, certificates of deposit, or any other type of credit or financial support provided by the Company or any of its Subsidiaries);

(ix) that, excluding any agreement between the Parties or their Affiliates with respect to RT, grants (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any Person (other than the Company or a wholly owned Subsidiary of the Company), in each case with respect to any asset that is material to the Company or any of its Subsidiaries;

(x) that was entered into to settle any litigation and which imposes ongoing obligations on the Company or included any acknowledgement of guilt or liability;

(xi) limiting or restricting the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(xii) pursuant to which (A) the Company or any of its Subsidiaries grants to any third party any license, release, covenant not to sue or similar right with respect to Company Intellectual Property, (B) the Company or any of its Subsidiaries receives a license, release, covenant not to sue or similar right with respect to any material Intellectual Property owned by a third party, (C) any Third Party has developed or has been engaged by the Company or any of its Subsidiaries to develop any Intellectual Property for or on behalf of the Company or any of its Subsidiaries; or (D) is entered into to settle or resolve any Intellectual Property related dispute or otherwise affecting the Company’s or any of its Subsidiaries’ rights to use or enforce any Company Intellectual Property, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements; in each of (A) to (D) above, excluding any and all (v) non-negotiated, standard form licenses pertaining to open source software; (w) non-exclusive licenses incidental to the lease, sale or purchase of products or services; (x) non-exclusive outbound licenses granted to customers and suppliers in the ordinary course of business; (y) inbound licenses of generally commercially available, off-the-shelf software in object code form; and (z) employee, independent contractor, sub-contractor, or consultant agreements and nondisclosure agreements entered into in the ordinary course of business on the Company’s or its Subsidiaries’ standard forms;

(xiii) excluding any agreement between the parties with respect to RT, that is a partnership, limited liability company, joint venture, profit-sharing, or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest of 10% or more, other than with respect to any wholly owned Subsidiary of the Company;

(xiv) that relates to the acquisition or disposition of any business, assets, or equity of the Company or any of its Subsidiaries in each case, whether by merger, scheme of arrangement, purchase or sale of stock or assets or otherwise, in excess of $50,000;

(xv) that requires or is expected to require in the next year aggregate annual payments by or to the Company or any of its Subsidiaries in excess of $50,000;

(xvi) that obligates the Company and its Subsidiaries to provide continuing indemniﬁcation or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(xvii) that is a contractual royalty, production payment, net profits, earn-out or similar contract on a material property of such Party that has a value or expected value in excess of $50,000 from the date hereof;

(xviii) involving any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract including commodities;

(xix) that purports to limit or contains covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; (C) solicit customers; including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of ﬁrst refusal or most-favored pricing clauses or (D) to purchase or acquire an interest in any other Person;

(xx) (other than those made in the ordinary course): (A) that provide for the grant of any preferential rights to purchase or lease any tangible asset of the Company or any of its Subsidiaries; or (B) provide for any exclusive right to sell or distribute any material product or service of the Company or any of its Subsidiaries;

(xxi) that obligates the Company and its Subsidiaries to make any capital commitment or expenditure in excess of $50,000 excluding any agreement between the Parties or their Affiliates with respect to RT;

(xxii) under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its oﬃcers, directors, employees or consultants, in each case with a principal amount in excess of $50,000;

(xxiii) with any of the top ten (10) vendors, suppliers, distributors, or other service provider (excluding legal, accounting, tax and similar professional service providers whose Contracts may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less) to the Company and its Subsidiaries, taken as a whole, determined on the basis of spend, by the Company and its Subsidiaries, taken as a whole, for the twelve (12) months ended August 31, 2025;

(xxiv) with any of the top ten (10) customers of the Company and its Subsidiaries, taken as a whole, determined on the basis of revenue, by the Company and its Subsidiaries, taken as a whole, for the twelve (12) months ended August 31, 2025;

(xxv) any Contract that requires the Company, its Subsidiaries or any third party to either take delivery of goods or pay a specified amount (a “take-or-pay” Contract);

(xxvi) relating to or involving Mining Rights; or

(xxvii) that is otherwise material to the Company and its Subsidiaries, taken as a whole.

“Mergers” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Merger Subs” has the meaning set forth in the Preamble.

“Mining Rights” has the meaning set forth in Section 5.01(s)(iii).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Global Market.

“Notice Period” has the meaning set forth in Section 6.02(g)(ii).

“Order” means any order, writ, assessment, decision, injunction (whether temporary, preliminary or permanent), decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“OTC” means OTC Markets Group, Inc., the operator of OTCQB and other quotation marketplaces (or any successors to any of the foregoing).

“OTCQB” means the OTCQB® Venture Market operated by the OTC (or any successor to the foregoing).

“Owned Real Property” has the meaning set forth in Section 5.01(s)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Section 5.02.

“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, fact, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, fact, conditions, circumstances and occurrences, (a) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of Parent to consummate the Mergers and the other Transactions prior to the End Date or (b) is, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Parent Material Adverse Effect has occurred for purposes of clause b of this definition: (i) any changes in general United States or global economic conditions, (ii) any changes in the general conditions of the industries in which Parent and its Subsidiaries operate (including any change (on a current or forward basis) in the price of precious metals or rare earth metals or minerals, changes in commodity prices or general market prices affecting the mining industry generally), (iii) any decline in the market price or trading volume of the Parent Shares, in and of itself (provided that the exception in this clause (iii) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline from being taken into account in determining whether there has been a Parent Material Adverse Effect), (iv) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (iv) shall not prevent the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure from being taken into account in determining whether there has been a Parent Material Adverse Effect), (v) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Mergers or any of the other Transactions (provided that the exception in this clause (v) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (vi) any change in applicable Law or GAAP (or authoritative interpretations or enforcement thereof), (vii) (A) any hurricane, tornado, earthquake, flood, fire, explosion, weather-related event, natural or man-made disaster, act of God or other force majeure events or occurrences, (B) epidemics, pandemics or disease outbreaks (including COVID-19) or the worsening thereof or applicable Laws (or the interpretation thereof) adopted in response thereto, or (C) any outbreak or escalation or worsening of hostilities, acts of war (whether or not declared), military actions, acts of insurrection, political unrest, riots or any act of sabotage or terrorism (foreign or domestic) including, in all cases of this clause (vii), the response of any Governmental Entities thereto, or (viii) any action taken by Parent or its Subsidiaries at Company’s written request; except, in the cases of clauses (i), (ii), (vi) and (vii), to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries or geographies in which Parent and its Subsidiaries operate.

“Parent Preferred Stock” has the meaning set forth in Section 5.02(b)(i).

“Parent Reports” has the meaning set forth in Section 5.02(e)(i).

“Parent Share” means the common stock, par value $0.0001 per share, of Parent.

“Parent Share Consideration” means 3,823,328 Parent Shares.

“Parent Stock Plan” has the meaning set forth in Section 5.02(b)(i).

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Permitted Lien” means (a) any Lien for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside for the payment thereof, (c) Liens imposed by applicable Law with respect to the Owned Real Property or Leased Real Property (e.g., zoning and building restrictions), (d) Liens or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries, (f) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair the use of, the property or assets subject thereto, (g) Liens that constitute non-exclusive licenses to Intellectual Property granted to customers or suppliers in the ordinary course of business, (h) Liens that will be terminated in connection with or prior to Closing or (i) Liens in connection with any agreement between the Parties or their Affiliates with respect to RT.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” shall mean any information relating to an identified or identifiable natural person or an identified or identifiable legal entity (which such information is similarly protected as Personal Information under applicable law); an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity.

“Prospectus/Proxy Statement” has the meaning set forth in Section 6.03(a).

“Real Property” has the meaning set forth in Section 5.01(s)(ii).

“Real Property Lease” has the meaning set forth in Section 5.01(s)(ii).

“Registered IP” has the meaning set forth in Section 5.01(o)(i).

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, placing, discarding, abandoning, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, when used with respect to Parent, Merger Subs or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Parent, Merger Subs, or the Company, as applicable, and its respective Subsidiaries.

“Requisite Company Vote” has the meaning set forth in Section 5.01(c)(i).

“RT” means Round Top Mountain Development, LLC, a Delaware limited liability company.

“RT LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of RT between and among Parent, Company and RT dated June 26, 2023.

“S-4 Registration Statement” has the meaning set forth in Section 6.03(a).

“Sanctioned Country” has the meaning set forth in Section 5.01(j)(iv).

“Sanctions” has the meaning set forth in Section 5.01(j)(iv).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.01(e)(i).

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in Section 1.03(b).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Second Step Certificate of Merger” has the meaning set forth in Section 1.03(b).

“Securities Act” means the Securities Act of 1933.

“Security Breach” means, with respect to the Company or its Subsidiaries, any event or circumstance in which any Person gains unauthorized access to or engages in unauthorized processing of (A) any Personal Information, Company Data or confidential information related to the Company and its Subsidiaries and held by the Company and its Subsidiaries or any other Person on their behalf; or (B) any databases, computers, servers, storage media (e.g., backup tapes), network devices or other devices or systems that process Personal Information, Company Data or confidential information related to the Company and its Subsidiaries and owned or maintained by the Company and its Subsidiaries, their customers or vendors, or any other Persons on their behalf.

“Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Specified Event Notice” has the meaning set forth in Section 6.02(g)(i).

“Standard Silver” means Standard Silver Corp., a Delaware corporation and wholly owned Subsidiary of the Company.

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (a) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership, (b) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, or (c) that is required to be consolidated in such Person’s financial statements under GAAP; provided, that, for the avoidance of doubt, RT shall not be considered a Subsidiary of the Company for purposes of this definition.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (but substituting “50%” for all references to “20%” in the definition of such term) that did not result from a violation of Section 6.02 and that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, and taking into account the terms and conditions and all other relevant factors (including all legal, financial and regulatory aspects of the proposal, the certainty of financing or available proceeds for such a proposed transaction, the Person making the proposal), would be more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account (a) any revisions to the terms of this Agreement that Parent has committed in writing to make pursuant to Section 6.02(f)(iii) and (b) the certainty of completion and the time likely to be required to consummate such Acquisition Proposal).

“Surviving Company” has the meaning set forth in Section 1.01(b).

“Surviving Corporation” has the meaning set forth in Section 1.01(a).

“Takeover Statute” has the meaning set forth in Section 5.01(k).

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, alternative minimum, environmental, customs duty, license, capital stock, severance, stamp, payroll, sales, employment, unemployment, social security, disability, use, property, withholding, excise, production, value added, ad valorem, occupancy, transfer, registration, goods and services, abandonment or unclaimed property, escheat, estimated or other taxes or governmental fees, duties or assessments, in each case in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Return” means all returns, reports and documents (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) or other information or filing supplied to or required to be supplied to a Taxing Authority relating to Taxes or Tax matters, including any amendment or attachment thereto.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Taxes.

“Termination Fee” has the meaning set forth in Section 8.05(b)(i).

“Third Party” has the meaning set forth in Section 6.02(a)(ii).

“Trade Laws” means any Law concerning the importation, exportation, re-exportation or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, but not limited to, as applicable, (a) the Tariff Act of 1930, and the Laws, regulations, and programs administered or enforced by the Commerce Department, the United States International Trade Commission, United States Customs and Border Protection, United States Immigration and Customs Enforcement and their predecessor agencies, (b) the Export Administration Act of 1979, (c) the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List or Entity List, (d) the Arms Export Control Act, (d) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List, (e) the International Emergency Economic Powers Act, (f) the Trading With the Enemy Act, (g) the embargoes and restrictions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State, (h) orders of the President of the United States regarding embargoes and restrictions on transactions with designated countries and entities, including but not limited to Persons and entities designated on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, and (i) the anti-boycott regulations administered by the U.S. Commerce Department and the U.S. Treasury Department.

“Trade Secrets” means all confidential or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, and all rights therein or thereto.

“Transaction Litigation” has the meaning set forth in Section 6.12.

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Voting and Support Agreements” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 5.01(n)(ii).

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual knowledge that the taking of such act or failure to take such act would constitute a material breach of this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

TEXAS MINERAL RESOURCES CORP.

By	/s/ Daniel E. Gorski
	Name:	Daniel E. Gorski
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

USA RARE EARTH, INC.

By	/s/ David Kronenfeld
	Name:	David Kronenfeld
	Title:	Chief Legal Officer

HAMER MERGER SUB, INC.

By	/s/ David Kronenfeld
	Name:	David Kronenfeld
	Title:	President, Secretary, Treasurer

HAMER MERGER SUB, LLC
by: USA Rare Earth, Inc., its Sole Member

By	/s/ David Kronenfeld
	Name:	David Kronenfeld
	Title:	Chief Legal Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Certificate of Merger

[Attached]

CERTIFICATE OF MERGER

OF

HAMER MERGER SUB, INC.

WITH AND INTO

TEXAS MINERAL RESOURCES CORP.

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Texas Mineral Resources Corp., a Delaware corporation (the “Corporation”), hereby certifies the following information relating to the merger of Hamer Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”):

FIRST: The name and jurisdiction of incorporation, of each of the constituent entities (the “Constituent Entities”) in the Merger are:

Name	Jurisdiction of Incorporation

Texas Mineral Resources Corp.	Delaware
Hamer Merger Sub, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of March [●], 2026, by and among the Corporation, USA Rare Earth, Inc., a Delaware corporation, Merger Sub, and Hamer Merger Sub, LLC, a Delaware limited liability company (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with the requirements of Title 8, Section 251(c) of the DGCL.

THIRD: The Constituent Entity surviving the Merger shall be Texas Mineral Resources Corp. (the “Surviving Corporation”), which shall continue its existence as a corporation governed under the laws of the State of Delaware.

FOURTH: At the Effective Time, the certificate of incorporation of the Surviving Corporation in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation at (and with effect from and after) the Effective Time until further amended pursuant to the DGCL.

FIFTH: The Merger shall be effective on [●], 2026, at [●] AM Eastern Time (the “Effective Time”).

SIXTH: The executed Merger Agreement is on file at a place of business of the Surviving Corporation, located at 100 West Airport Road, Stillwater, Oklahoma 74075.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Entities.

[Signature page follows]

*****

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed as of the date first written above.

Texas Mineral Resources Corp.

By:
Name:
Title:	Authorized Signatory

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

See attached.

EXHIBIT B

Surviving Corporation Certificate of Incorporation

[Attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEXAS MINERAL RESOURCES CORP.

FIRST: The name of the Corporation (the “Corporation”) is

Texas Mineral Resources Corp.

SECOND: The registered office of the Corporation in the State of Delaware is located at 1521 Concord Pike, Suite 201, Wilmington, Delaware 19803. The name of its registered agent in the State of Delaware at such address is Corporate Creations Network Inc.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total authorized capital stock of the Corporation shall be 100 shares of common stock, $0.01 par value per share.

FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SIXTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

SEVENTH: The directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL.

1. A director shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2. The Corporation shall indemnify each director and officer of the Corporation (including the heirs, executors, administrators and other personal representatives of such person) to the fullest extent permitted by applicable law, except as may be otherwise provided in the By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors and the officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

3. Expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by any person who may have a right of indemnification under this Article SEVENTH in defending any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent defendant to repay such amount where the director, officer, employee or agent defendant has been adjudged to have engaged in intentional acts of willful misconduct, acts or omissions not in good faith, or acts or omissions which are knowing violations of law.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

* * * * *

EXHIBIT C

Form of Second Step Certificate of Merger

[Attached]

CERTIFICATE OF MERGER

OF

TEXAS MINERAL RESOURCES CORP.

WITH AND INTO

HAMER MERGER SUB, LLC

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law (the “DGCL”) and Section 18-209(c) of the Delaware Limited Liability Company Act (the “Act”), Hamer Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), in connection with the merger of Texas Mineral Resources Corp., a Delaware corporation (the “Company”), with and into Merger Sub (the “Merger”), hereby certifies as follows:

FIRST: The names and states of formation or incorporation, as applicable, of the constituent entities to the Merger (the “Constituent Entities”) are:

Name	Jurisdiction of Formation or Incorporation

Hamer Merger Sub, LLC	Delaware

Texas Mineral Resources Corp.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of March [●], 2026, by and among USA Rare Earth, Inc., a Delaware corporation, Merger Sub, Hamer Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with the DGCL and the Act.

THIRD: At the Effective Time, Merger Sub shall be the surviving entity (the “Surviving Entity”), and the name of the Surviving Entity shall be “DyTb, LLC”.

FOURTH: At the Effective Time, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the certificate of formation of the Surviving Entity at (and with effect from and after) the Effective Time until further amended pursuant to the Act.

FIFTH: The Merger shall be effective on [●], 2026, at [●] AM Eastern Time (the “Effective Time”).

SIXTH: An executed copy of the Merger Agreement is on file at an office of the Surviving Entity at 100 West Airport Road, Stillwater, Oklahoma 74075.

SEVENTH: An executed copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member or stockholder, as applicable, of either of the Constituent Entities.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed as of the date first written above.

Texas Mineral Resources Corp.

By:
Name:	David Kronenfeld
Title:	Authorized Signatory

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

[see attached]

EXHIBIT D

Surviving Company Certificate of Formation

[Attached]

D-1

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

DYTB, LLC

A DELAWARE LIMITED LIABILITY COMPANY

1. Name. The name of the limited liability company formed and continued hereby is DyTb, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1521 Concord Pike, Suite 201, in the City of Wilmington, New Castle County, Delaware 19803. The registered agent of the Company for service of process is Corporate Creations Network Inc. located at 1521 Concord Pike, Suite 201, in the City of Wilmington, New Castle County, Delaware 19803.

* * * * *

D-2